UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COHU, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting and Proxy Statement
2023

We deliver leading-edge solutions to enable a smarter, safer, and more connected future

Cohu

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March 28, 2023

Dear Cohu Stockholders,

We cordially invite you to attend the Cohu, Inc. 2023 Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held on Wednesday, May 10, 2023, at 1:00 p.m. Pacific Time. The Meeting will be a completely ‘‘virtual meeting’’ of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live webcast of the Meeting by visiting www.virtualshareholdermeeting.com/COHU2023 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

At this year’s annual meeting, stockholders will be asked to elect the two (2) Class 1 nominees named in the attached proxy statement as directors each for a three-year term; to cast an advisory vote to approve our named executive officer compensation, or “Say-on-Pay”; to cast an advisory vote on the frequency of holding an advisory vote on named executive officer compensation; to approve amendments to the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”); to approve amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan (the “1997 ESPP”); and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023. The Board of Directors unanimously recommends that you vote in favor of each director nominee, for every "1 year" on the frequency of holding an advisory vote on named executive officer compensation, and for each other proposal.

Please refer to the proxy statement for detailed information about the annual meeting, each director nominee, and each of the proposals, as well as voting instructions. Your vote is important, and we strongly urge you to cast your vote as soon as possible by the internet, telephone, or mail, even if you plan to attend the Meeting.

Sincerely yours,

Thomas D. Kampfer

Secretary

Notice of 2023 Annual Meeting of Stockholders

12367 Crosthwaite Circle, Poway, CA 92064 | Telephone: +1-858-848-8000

Category	Details	#	Proposal	Our Board’s Recommendation
Date and Time	Wednesday, May 10, 2023, 1:00 p.m. Pacific Time	1	Election of two (2) Class 1 directors, for a term of three years each	√ FOR each Director Nominee
Place	Meeting will be held virtually	2	Advisory vote to approve our Named Executive Officer compensation, or “Say-on-Pay”	√ FOR
Record Date	Only stockholders of record at the close of business on March 16, 2023, the “Record Date,” are entitled to notice of, and to vote at, the annual meeting	3	Advisory vote on the frequency of holding an advisory vote on Named Executive Officer compensation	√ FOR every “1 Year”
Proxy and Annual Report Materials IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 2023		4	To approve amendments to the Cohu Inc. 2005 Equity Incentive Plan	√ FOR
		5	To approve amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan	√ FOR
		6	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023	√ FOR
Our notice of 2023 Annual Meeting of Stockholders, proxy statement, and annual report to stockholders are available at http://materials.proxyvote.com/192576 and on Cohu’s website at www.cohu.com.			Transaction of other business as may properly come before the annual meeting (including any adjournment or postponement thereof)

Elect Electronic Delivery

Save Time, Money & Trees

As part of our efforts to be an environmentally responsible corporate citizen, we encourage Cohu stockholders to voluntarily elect to receive future proxy and annual report materials electronically.

•  If you are a registered stockholder, please visit www.proxyvote.com for instructions.

•  If you are a stockholder who owns stock through a broker or brokerage account, please opt for e‑delivery at www.proxyvote.com or by contacting your nominee.

Voting

Please vote as soon as possible, even if you plan to attend the annual meeting, on all of the voting matters. You have three options for submitting your vote before the annual meeting:

The proxy statement and the accompanying proxy card provide detailed voting instructions.

IT IS IMPORTANT THAT YOU VOTE to play a part in the future of the Company. Please carefully review the proxy materials for the 2023 Annual Meeting of Stockholders.

By Order of the Board of Directors,

Thomas D. Kampfer

Secretary

Date of Distribution

This notice, the notice of internet availability of proxy materials, proxy statement and proxy card are first being made available and/or mailed to our stockholders on or about March 28, 2023.

Proxy Statement for 2023 Annual Meeting of Stockholders

TABLE OF CONTENTS

Proxy Statement Summary	Page 1
About Cohu
Fiscal Year 2022 Financial Highlights
Proposals and Voting Recommendations
Summary Information Regarding our Directors
Director Key Requirements, Skills and Experience Highlights
Director Demographic Highlights
Corporate Governance Highlights
Executive Compensation Highlights
Sustainability Highlights
Stock Ownership	Page 12
Security Ownership of Certain Beneficial Owners and Management
Delinquent Section 16(a) Reports
Governance Matters	Page 13
Corporate Governance
Board of Directors and Committees
Director Independence
Board Structure and Committee Composition
Audit Committee
Compensation Committee
Nominating and Governance Committee
Board Leadership Structure
Risk Oversight
Stockholder Nominees
Director Qualifications
Identifying and Evaluating Nominees for Directors
Executive Sessions
Communications with the Board
Compensation of Directors
Compensation Matters	Page 21
Executive Compensation and Other Information
Compensation Discussion and Analysis
Executive Summary
Compensation Philosophy
Compensation-Setting Process
Compensation Elements
Post-Employment Compensation
Other Compensation Policies
Tax and Accounting Considerations
Compensation Committee Report
Executive Compensation Tables
CEO Pay Ratio
Equity Compensation Awards and Plan Information
Potential Payments Upon Termination or Change in Control
Audit Matters	Page 50
Audit Committee Report
Audit Fees and Services
Certain Relationships and Related Party Transactions
Voting Proposals	Page 55
Proposal No. 1: Election of Directors
Proposal No. 2: Advisory vote to approve Named Executive Compensation
Proposal No. 3: Advisory vote on the frequency of holding an advisory vote on Named Executive Officer compensation
Proposal No. 4: To approve amendments to Cohu’s 2005 Equity Incentive Plan
Proposal No. 5: To approve amendments to Cohu’s 1997 Employee Stock Purchase Plan
Proposal No. 6: Ratification of Independent Registered Public Accounting Firm
Voting and Meeting Information	Page 77
General Information
Appendices	Page 81

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon at the annual meeting, we call your attention to the following summarized information about Cohu, the proposals and voting recommendations, our directors, highlights of the directors’ key qualifications, skills and experiences, board composition, corporate governance, executive compensation, and corporate sustainability matters. For more information about these topics, please review the complete proxy statement before voting. We also encourage you to read our latest annual report on Form 10-K, which is available at www.cohu.com and our latest corporate sustainability report, which is available at https://www.cohu.com/company-corporate-sustainability. The content of any website or report referred to in this proxy statement is not a part of nor incorporated by reference in this proxy statement unless expressly noted.

We use the terms “Cohu,” the “Company,” “we,” “our,” and “us” in this proxy statement to refer to Cohu, Inc., a Delaware corporation. We also use the term “Board” to refer to the Company’s Board of Directors.

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements that are not statements of historical fact, including statements regarding our sustainability plans and goals. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations expressed, including the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission (“SEC”), and specifically the Risk Factors described in our annual report on Form 10-K and our other filings with the SEC. You should not place undue reliance on forward-looking statements. We undertake no obligation to update any forward-looking statements.

About Cohu

Cohu is a leading supplier of semiconductor test automation and inspection equipment, micro-electromechanical system (MEMS) test modules, test contactors, thermal sub-systems and semiconductor automated test equipment used by global semiconductor manufacturers and their test subcontractors. Our differentiated and broad product portfolio enables optimized yield and productivity, accelerating customers’ manufacturing time-to-market.

Test Automation	Inspection & Metrology	Semiconductor Testers	Interface Solutions	Data Analytics

Cohu at a Glance

1947 Founded	Poway, CA Headquarters	3,000+ Employees (Worldwide)	24,100+ Equipment Installed Base

Global Technology and Market Leader in $4.4 billion (1) Semiconductor Markets

Cohu, Inc. Headquarters, Poway, CA

(1) Estimated Cohu Serviceable Addressable Market (SAM), based on company estimates.

Fiscal Year 2022 Financial Highlights

Sales of $812.8 million despite weakening market conditions in the second half of the year

Achieved gross margin improvement of 360 basis points over 2021 to 47.2%

$812.8M Revenue	$1.98 GAAP Earnings per Diluted Share (EPS)	47.2% GAAP Gross Margin

18% 5-year sales growth CAGR	$2.91 Non-GAAP EPS	47.2% Non-GAAP Gross Margin

See Appendix A for GAAP to non-GAAP reconciliations

Proposals and Voting Recommendations

Voting Matters	Board Vote Recommendation
Proposal No. 1: Election of Two Class 1 Directors	√ FOR each Nominee
Proposal No. 2: Advisory vote to approve our Named Executive Officer Compensation, or “Say-on-Pay”	√ FOR
Proposal No. 3: Advisory vote on the frequency of holding an advisory vote on Named Executive Officer compensation	√ FOR every “1 Year”
Proposal No. 4: To approve amendments to the Cohu, Inc. 2005 Equity Incentive Plan	√ FOR
Proposal No. 5: To approve amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan	√ FOR
Proposal No. 6: Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2023	√ FOR
Transaction of other business as may properly come before the annual meeting (including any adjournment or postponement thereof)

Summary Information Regarding Our Directors

You are being asked to vote on the election of two (2) Class 1 director nominees. The following table provides summary information about each nominee as well as the remaining directors that are not standing for election at the 2023 annual meeting.

More detailed biographical information is contained in the “Proposal No. 1: Election of Directors” section below.

Name	Age	Since	Independent (1)	Class and When Term Expires	AC	CC	NGC	Other Current Public Boards
William E. Bendush	74	2011	Yes	1 -- 2023	C+		M
Nina L. Richardson	64	2019	Yes	1 -- 2023		M		Resideo Technologies, Inc., Silicon Laboratories Inc.
Other Directors Not Standing for Election in 2023
Steven J. Bilodeau	64	2009	Yes	3 -- 2025		C	M
Andrew M. Caggia	74	2014	Yes	2 -- 2024	M+		C
James A. Donahue	74	1999	No	3 -- 2025
Yon Y. Jorden	68	2021	Yes	2 -- 2024	M+			Alignment Healthcare, Inc., Capstone Green Energy Corp.
Andreas W. Mattes	61	2022	Yes	3 -- 2025		M
Luis A. Müller	53	2014	No	2 -- 2024				Celestica Inc.

(1)	Independence is determined annually by the board of directors in accordance with the company’s corporate governance guidelines and Nasdaq rules.

AC - Audit Committee	C - Chair
CC - Compensation Committee	M - Member
NGC - Nominating and Governance Committee	+ - Also qualifies as an audit committee financial expert (as determined based on SEC rules)

Director Key Requirements, Skills and Experience Highlights

The following matrix provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business.

The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Key Qualifications, Skills and Experiences of our Directors	Bendush	Bilodeau	Caggia	Donahue	Jorden	Mattes	Müller	Richardson
Industry Knowledge – Knowledge of and experience with our semiconductor equipment and broader semiconductor markets	√	√	√	√	√	√	√	√
Public Company Board Experience – Experience as current or former member of other public company boards in technology industries; experience with board governance requirements and practices	√	√	√	√	√	√	√	√

Leadership Experience – Experience as a current or former chief executive officer (“CEO”), president, chief financial officer (“CFO”), chief operating officer and/or general manager of a significant business

	√	√	√	√	√	√	√	√
Customer/Deep Technology Knowledge – Deep knowledge and understanding of semiconductor equipment technologies, including an understanding of our customers’ markets and needs		√		√			√
Global Business Experience – Experience as a current or former business executive of a business with significant global operations and customer base	√	√	√	√	√	√	√	√

Finance and Accounting – Experience as current or former public company executive directly responsible for accounting operations and financial reporting with a level of complexity comparable to the company

	√		√	√	√
Operations – Experience as a current or former senior executive in operational roles, with complex global operations and supply chain		√		√		√	√	√

Human Capital Management Experience – Experience serving as a member of the compensation committee of a public company, head of human resources, or as direct manager of the head of human resources, or other experience in setting HCM policies in large organizations, including recruiting, retention, compensation, organizational planning and leadership development

	√	√		√	√	√	√	√
Mergers and Acquisitions (“M&A”) Experience – M&A and integration experience (including buy- and sell-side) as a public company officer	√	√	√	√	√	√	√

Risk Management Experience – Experience serving as a member of the audit committee of a public company, or directly overseeing enterprise risk management or business continuity planning in a large organization, or other experience in managing risk at the enterprise level or in a senior compliance or regulatory role

	√	√	√	√	√	√	√	√

Additional Qualifications and Information
Tenure on Cohu Board (years) (1)	12	14	9	24	2	1	9	4
Other Current Public Company Boards (2)					2		1	2

(1)	Measured as of 2023 annual meeting.
(2)	As of March 28, 2023.

Director Demographic Highlights

Cohu is committed to diversity, equity, inclusion and full compliance with applicable laws and regulations governing employment.

We endeavor to create a culture where everyone feels welcomed, valued and respected.

Our Board values ethnic, cultural, gender, economic, professional and educational diversity in evaluating new Board candidates and seeks to incorporate a wide range of these attributes within Cohu’s Board. The following matrix provides self-disclosed gender and ethnic/racial diversity information regarding our Board.

Cohu Board Diversity Matrix (as of March 28, 2023)

Board Size: 8

Total Number of Directors	8
Gender	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	6	2	-	-

Number of directors who identify in any of the categories below

African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	1	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	5	1	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Demographic Background Undisclosed	-

Board Diversity

2 of 8 Directors are female, Or 25%

2 of 8 Directors are ethnically/racially diverse Or 25%

Corporate Governance Highlights

Board and Other Governance Information	As of March 28, 2023
Size of Board	8
Number of Independent Directors	6
Number of Directors Who Attended ≥ 75% of Meetings	8
Limitations on Other Public Board and Committee Memberships	Yes
Hedging and Pledging Prohibited	Yes
Voting Standard of Election of Directors	Majority
Plurality Voting Carveout for Contested Elections	Yes
Separate Chair and CEO	Yes
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Independent Director Evaluation of CEO	Yes
Risk Oversight by Full Board and Committees	Yes
Commitment to Board Diversity	Yes
Significant Board Engagement - 30 Board and Committee meetings held in 2022	Yes
Code of Ethics Applicable to Directors	Yes
Stockholder Engagement Program	Yes
Poison Pill	No
Board Oversight of Sustainability	Yes
Publication of Annual Sustainability Report on Our Website	Yes
Board Oversight of Cybersecurity Risks	Yes

Executive Compensation Highlights

What We Do

Pay for Performance - Our executive compensation program is designed to pay for performance with 100% of the annual Short-Term Incentive program (STI) tied to company financial, strategic, and operational performance metrics and 50% of the Long-Term Incentive (LTI) program tied to relative total shareholder return (“TSR”) performance. Beginning in 2023, 60% of the LTI program will be tied to TSR performance.

Balance of Annual and Long-Term Incentives - Our incentive programs provide a balance of annual and long-term incentives.
Different Performance Metrics for Annual and Long-Term Incentive Programs - Our annual and long-term incentive programs use different performance metrics.
Absolute and Relative Performance Metrics - Our annual and long-term incentive programs for executive officers include the use of absolute and relative performance factors.
Three-Year Performance Period for Our Long-Term Incentive Program - Our current long-term incentive program is designed to pay for performance over a period of three years.
Capped Amounts - Amounts that can be earned under the annual and long-term incentive programs are capped.
Minimum Amounts - Amounts under the annual and long-term incentive programs (1) have no guaranteed minimum and can effectively be “zero” for any performance period for unsatisfactory results.

Compensation Recoupment/Clawback Policy - We have a policy pursuant to which incentive compensation awarded to our executive officers is subject to recoupment under certain circumstances if our financial results are restated.

Stock Ownership Guidelines - We have stock ownership guidelines for each of our executive officers and certain other senior executives; each of our named executive officers has met their individual ownership level under the current program or has a period of time remaining under the guidelines to do so.

Independent Compensation Advisor - The Compensation Committee benefits from its utilization of an independent compensation advisor, retained directly by the committee, that provides no other services to the Company.

Say-on-Pay - We annually seek an advisory stockholder vote to approve our named executive officer compensation.
Stockholder Engagement - We engage with stockholders regularly and stockholder advisory firms on an as needed basis to obtain feedback concerning our business.

(1) Our long-term incentive program was modified in 2021 and, among other changes, a lower achievement minimum of 25% was removed.

What We Don’t Do
Single-Trigger Change in Control Provisions - Our executive change in control policy does not have single-trigger provisions.
Option Repricing - Our stock incentive plans prohibit option repricing without stockholder approval.
Hedging and Pledging Prohibited - We prohibit our employees, including our executive officers and directors, from hedging or pledging any Company securities.
Defined Benefit Pension Plans - We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements for our executive officers.
Perquisites - We provide minimal perquisites and other personal benefits to our executive officers.

Tax Reimbursements - We do not provide any tax reimbursement or gross-up payments on any severance or change in control payments (including for any Section 280G excise taxes), perquisites or other personal benefits, other than immaterial COBRA reimbursements, standard relocation benefits and tax equalization agreements related to expatriate assignments.

Sustainability Highlights

Cohu is focused on making a positive contribution to society by creating products that enable healthier lifestyles, greater longevity and a more habitable planet.

Cohu has evaluated its sustainability initiatives under a framework promulgated by the Sustainability Accounting Standards Board (“SASB”).

We strive to operate worldwide in a safe, responsible manner that respects the environment and protects the health and safety of our employees, our customers and the communities where we operate. We also endeavor to conduct our business operations in a manner that preserves the environment, which includes minimizing waste, conserving energy and preventing pollution. We believe an important aspect of our mission is to design products for a positive impact on society where our customers use our test and measurement products to reduce waste and to improve yield and the efficiency of the semiconductor process. Our actions go beyond regulatory compliance and ISO certifications, and some of our 2022 environmental, health and safety highlights include:

●

Continued to increase our transparency through the publication of corporate Sustainability and Human Capital reports, and also submitted our data to

CDP (1) and published our consolidated EEO-1 report. These reports are available on our website at https:// www.cohu.com/corporate-responsibility.

●	Two operating sites have on-site solar power and our Kolbermoor, Germany building is certified as a “KfW Efficiency House 70” energy efficient building.
●	Through our assisted reality customer support system, used for remote technical support and training, we avoided 486K km in employee travel.
●	Hired a greater percentage of female employees than our current 29% representation, and 40% of U.S. employees identify as from underrepresented communities.
●	Returned approximately 4.5% of profits globally to eligible non-executive employees, which driven by our strong 2022, amounted to a record $7.9 million.
●	Provided more than 46,700 cumulative training hours to employees globally, investing approximately $866,000 in training, seminars and educational assistance fees.
●	Continued our excellent employee safety record, with a 2022 global recordable incident rate of 0.24, which is 60% below our industry benchmark.

Energy and Waste Management

2022

Use of Renewable Energy 26% (2) of Total	Scope 1/2 Emissions 10,760 Metric Tons CO2

Waste Recycled +19% YoY	Hazardous Waste All Disposed of in Accordance With Local Laws and Regulations – 39% Recycled	Hazardous Waste No Spills

(1)	CDP, formerly the Carbon Disclosure Project, is a third-party global disclosure system for environmental reporting.
(2)	Represents percentage of electricity consumed from renewable sources.

Sustainability Strategies
Business and Governance

Corporate responsibility is an integral part of our business strategy and operating philosophy. A firm commitment to ethical behavior is embedded in our business processes and practices. During 2022, we had:

● No bribery/corruption claims, including no legal proceedings or monetary losses related to bribery/corruption claims
● No anti-competitive behavior claims, including no legal proceedings or monetary losses related to anti-competitive behavior claims
● No direct monetary contribution to political campaigns or lobbying

Workplace

Cohu is committed to diversity, equity, inclusion, and full compliance with all applicable laws and regulations governing employment. We endeavor to create a culture where everyone feels welcomed, valued and respected. 40% of our U.S. employees identify as from underrepresented communities. Globally, 29% of our employees are female. In 2022, 33% of our new hires were female and 53% of our U.S. new hires identify as from underrepresented communities. At year-end 2022, Cohu had two female members on its Board of Directors (25% of the Board) and two of eight members identify as from underrepresented communities (25% of the Board).

To support the development of our workforce, we provided more than 46,700 cumulative training hours to employees globally, investing approximately $866,000 in training, seminars and educational assistance fees.

Responsible Supply Chain

Cohu operates a responsible minerals sourcing program, developed to ensure our conformance to the SEC Conflict Minerals rule. A de minimis portion of Cohu’s manufacturing processes utilize critical materials such as Cobalt, Palladium and Rhodium. In such cases, usage is monitored, and buffer stock is maintained. Cohu also utilizes multiple suppliers and maintains second sources where possible.

2022 Energy and Waste Management

● 26% of electrical energy usage was from renewable energy sources
● Scope 1/2 Emissions were 10,760 Metric Tons CO2-e
● Non-hazardous waste recycled +19% YoY
● All hazardous waste disposed of in accordance with local laws and regulations – 39% recycled
● No hazardous waste spills
● Invested in two LED lighting conversion projects increasing the number of operating sites that utilize approximately 100% LED lighting to five

Protecting and Improving our Planet

We partner with our employees to encourage consideration of the health of our Earth. We promote recycling, the use of reusable water bottles, and a bike-to-work program. We have installed energy saving technology for lighting and heating, source green electricity and self-produce energy by photovoltaic systems at certain locations. We are ISO 14001-certified at our facility in Kolbermoor, Germany.

Energy Renewable and Energy Efficient Products

Nine of our key customers provide semiconductor solutions to manage and reduce power consumption and enable solar and wind power generation. We are enabling these important technologies including power management devices, controllers, inverters, sensors, motor drivers and gate drivers.

Giving Back to our Communities

Cohu’s employees, all over the world, take great pride in the volunteer work they do with local charities, schools, and other non-profit organizations. We support and partner with our employees participating in philanthropy including charitable activities, educational and financial support, and blood donation drives.

Enabling Life-Saving Products

Cohu is proud to support the manufacture and testing of our customers’ semiconductor components and technologies used across many industries, including healthcare. Our test handlers, test interface solutions and semiconductor tester systems are utilized by our customers in the manufacturing of semiconductors used in life-saving medical devices and applications: patient monitors, ventilators, IR thermometers, digital x-rays, rapid sepsis testing, biometers to measure contact-less temperature.

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of Cohu’s common stock as of March 16, 2023, by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each NEO included in the “2022 Summary Compensation Table”; and (iv) all directors and named executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 16, 2023, pursuant to the exercise of options or the vesting of restricted stock units, performance stock units and deferred stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 47,228,231 shares of common stock outstanding on March 16, 2023.

Name and address of beneficial owner	Beneficially owned common stock	Common stock equivalents (1)	Total	Percent of class (2)
BlackRock, Inc. (3)	7,555,033	-	7,555,033	15.89%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors LP (4)	2,866,000	-	2,866,000	6.03%
6300 Bee Cave Road, Austin, TX 78746
The Vanguard Group (5)	3,544,328	-	3,544,328	7.46%
100 Vanguard Blvd. Malvern, PA 19355
Victory Capital Management Inc. (6)	3,034,729	-	3,034,729	6.38%
4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144
William E. Bendush	33,816	5,091	38,907	*
Steven J. Bilodeau (7)	52,799	5,091	57,890	*
Christopher G. Bohrson	33,515	31,868	65,383	*
Andrew M. Caggia (8)	42,630	5,091	47,721	*
James A. Donahue	371,057	5,091	376,148	*
Yon Y. Jorden	4,345	6,436	10,781	*
Jeffrey D. Jones	155,716	49,993	205,709	*
Thomas D. Kampfer	11,252	23,145	34,397	*
Ian P. Lawee	15,889	18,768	34,657	*
Andreas W. Mattes	-	-	-	*
Luis A. Müller	289,350	149,290	438,640	*
Nina L. Richardson (9)	20,992	5,091	26,083	*
All directors and executive officers
as a group (12 persons)	1,031,361	304,955	1,336,316	2.79%

* Less than 1%

(1)

Shares issuable upon exercise of stock options and restricted stock units and performance stock units held by directors and executive officers that were exercisable or will otherwise vest on or within 60 days of March 16, 2023. For employees, restricted stock units and performance stock units vest net of the statutory tax withholding requirements to be paid by us on behalf of such employees and, as a result, the actual number of shares received after taxes will be fewer.

(2)

Computed on the basis of 47,228,231 shares of Cohu common stock outstanding as of March 16, 2023, plus, with respect to each person holding options and restricted stock units and performance stock units that were exercisable or will otherwise vest on or within 60 days of March 16, 2023, the number of shares of Cohu common stock issuable upon exercise or vesting thereof.

(3)

According to Schedule 13G/A filed with the SEC on January 26, 2023, BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 7,451,561 and 7,555,033 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(4)

According to Schedule 13G filed with the SEC on February 10, 2023, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 2,823,633 and 2,866,000 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(5)

According to Schedule 13G/A filed with the Securities SEC on February 9, 2023, The Vanguard Group reported that it had sole dispositive power with respect to 3,499,320 shares, and no sole voting power, and shared voting and dispositive power with respect to 53,292 and 95,008 shares, respectively.

(6)

According to Schedule 13G filed with the Securities SEC on February 1, 2023, Victory Capital Management Inc. reported that it had sole voting and dispositive power with respect to 3,016,817 and 3,034,729 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(7)	Beneficially owned common stock includes 33,466 deferred stock unit awards issued pursuant to the 2005 Plan.
(8)	Beneficially owned common stock includes 32,630 deferred stock unit awards issued pursuant to the 2005 Plan.
(9)	Beneficially owned common stock includes 11,992 deferred stock unit awards issued pursuant to the 2005 Plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the fiscal year ended December 31, 2022, its executive officers, directors and 10% stockholders timely complied with all Section 16(a) filing requirements, except: i) on March 31, 2022 a Form 4 was filed, two days late, for deferred stock units issued to Steven J. Bilodeau on March 26, 2022 for deferred first quarter 2022 board fees; and ii) on March 31, 2022 a Form 4 was filed, two days late, for deferred stock units issued to Andrew M. Caggia on March 26, 2022 for deferred first quarter 2022 board fees. In each case, the referenced individuals placed reasonable reliance on Cohu to timely file the Form 4s and the delays were caused by Cohu administrative errors. We have subsequently implemented additional process improvements regarding our filing procedures.

Governance Matters

Corporate Governance

Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at https://cohu.gcs-web.com/corporate-governance/documents-charters. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.

Code of Business Conduct and Ethics

Cohu has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, among other things, is designed to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and accountability for adherence to the Code of Conduct.

The Code of Conduct is available at https://cohu.gcs-web.com/corporate-governance/documents-charters. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Conduct on our website within four business days.

Board of Directors and Committees

Director Independence

Cohu has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules, and previously adopted more restrictive guidelines (than set forth by Nasdaq) on the independence of former employee directors and the amounts of compensation for professional services that can be accepted. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has considered relationships, transactions and/or arrangements with each of the directors, and has determined that six (6) of its directors (75% of the Board), namely, Mses. Jorden and Richardson and Messrs. Bendush, Bilodeau, Caggia and Mattes, are independent directors in accordance with Nasdaq listing standards and SEC rules. In addition, the Board has also considered and determined that:

●	All directors who serve on the Audit, Compensation and Nominating and Governance committees are independent under applicable Nasdaq listing standards and SEC rules.
●	All members of the Audit and Compensation Committees meet the additional independence requirements as required by Nasdaq listing standards and SEC rules.
●	All members of the Audit Committee, currently Ms. Jorden and Messrs. Bendush and Caggia, qualify as an “audit committee financial expert” under SEC guidelines.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has eight (8) directors. Our Board has three standing committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership and function of each of the committees are described below, and we believe that the composition of these committees meets the criteria for independence, and the functioning of these committees complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, the current rules of the Nasdaq Global Select Market and applicable SEC rules and regulations. Each committee operates under a written charter adopted by the Board, and each of the charters are available on Cohu’s website at https://cohu.gcs-web.com/corporate-governance/documents-charters.

During 2022, the Board held ten (10) meetings. Each director attended at least 75% of all Board and applicable committee meetings on which they served and held during the period for which they were directors or committee members. Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage all of our directors to attend annual meetings of Cohu stockholders and all of our continuing directors at that time virtually attended the 2022 Annual Meeting.

Cohu’s Corporate Governance Guidelines set forth the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors.

The table below breaks down committee membership, as of the date of this proxy statement, for each committee and each director.

Name of Director	Audit	Compensation	Nominating and Governance
Independent Directors:
William E. Bendush	Chair		√
Steven J. Bilodeau (1)		Chair	√
Andrew M. Caggia	√		Chair
Yon Y. Jorden	√
Andreas W. Mattes (2)		√
Nina L. Richardson		√
Total committee size:	3	3	3
Other Directors:
James A. Donahue
Luis A. Müller
Number of Meetings in 2022	8	6	6

(1)	Lead Independent Director.
(2)	Mr. Mattes was appointed to the Board effective November 1, 2022 and joined the Compensation Committee at that time.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee reviews the results of the independent registered public accounting firm’s annual audit and quarterly reviews, including the communications required by the PCAOB; prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm and the lead audit engagement partner and reviews rotation of the lead audit engagement partner; reviews and approves the scope of the annual audit, the audit fee and the financial statements; assesses the independence of the independent registered public accounting firm; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting; reviews the adequacy and effectiveness of Cohu’s information security policies and the internal controls regarding information security and cybersecurity; oversees investigations into complaints concerning financial and accounting matters; oversees the work of internal auditors; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

The report of the Audit Committee is set forth on page 50 and the charter of the Audit Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and prepares an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, participating in the evaluation of the performance and determining the compensation of executive officers, including equity awards, in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The report of the Compensation Committee is set forth on page 37. The charter of the Compensation Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board candidates to be nominated for election as directors at Cohu’s annual meeting consistent with criteria the Committee deems appropriate, as approved by the Board; develops Cohu’s Corporate Governance Guidelines for approval by the Board, and reviews and recommends updates to such Guidelines, as appropriate; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently, including the annual evaluation of the Board and its committees; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Compensation Committee and the Lead Independent Director, providing input to the performance evaluation of the CEO; reviewing and recommending proposed changes to Cohu’s articles or bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director or executive officer standing for election for outside for- profit or non-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members; and reviewing, overseeing and reporting to the Board on Cohu’s corporate responsibility and sustainability initiatives, including potential trends and impacts to Cohu’s business regarding environmental, social and governance issues. The Chair of the Nominating and Governance Committee receives communications directed to non-employee directors.

The charter of the Nominating and Governance Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Board Leadership Structure

As of the date of this proxy statement, our Board is currently comprised of six (6) independent directors, one (1) non-independent, non-executive director (Mr. Donahue, as the former CEO of Cohu), and one (1) executive director (Dr. Müller, our CEO). Our corporate governance principles provide that the Board will fill the Chairperson and Chief Executive Officer positions based upon the Board’s view of what is in Cohu’s best interests at any point in time and do not prevent our Chief Executive Officer from also serving as our Chairperson of the Board. Our Board evaluates its leadership structure and elects the Chairperson and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of Cohu and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairperson of the Board and Chief Executive Officer, the positions are currently held by separate individuals.

Separating the positions of Chief Executive Officer and Chairperson of the Board allows our Chief Executive Officer to focus on the day-to-day operations and strategy of our business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Given his long tenure with and status within Cohu, our Board believes Mr. Donahue possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Cohu and we believe he is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our Board believes that having Dr. Müller serve as Cohu’s Chief Executive Officer and Mr. Donahue serve as Chairperson, in combination with Mr. Bilodeau’s service as Lead Independent Director, is in the best interests of Cohu and its stockholders.

Cohu’s Corporate Governance Guidelines provide for the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The specific responsibilities of the Lead Independent Director include presiding at executive sessions of directors and at board meetings where the Chairperson is not present, calling meetings of independent directors, serving as a liaison between the independent directors and the Chairperson and CEO, and performing such other duties and responsibilities as the Board may determine.

As of the date of this proxy statement, our Board has two (2) female members, or 25% of the Board, and two racially/ethnically diverse members, or 25% of the Board.

Risk Oversight

Our Board oversees our risk management process. The Board focuses on general risk management strategy, the most significant risks facing Cohu, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. Cohu’s management is responsible for day-to-day risk management. This responsibility includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, cybersecurity, and compliance and reporting levels. Five (5) of our directors have completed a course on cybersecurity and earned the CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors (NACD).

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our Audit Committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting, liquidity and cybersecurity risks. Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, corporate governance and sustainability risks. Our Compensation Committee oversees risks related to our compensation policies to ensure that our compensation programs do not encourage unnecessary risk-taking. Finally, our full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors”. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience, capability and diversity on the Board and to address the membership criteria set forth under “Director Qualifications”.

Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Cohu, Inc.

12367 Crosthwaite Circle

Poway, CA 92064-6817

In addition, the bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s bylaws, see “Stockholder Proposals - 2024 Annual Meeting” on page 53.

Director Qualifications

Cohu’s Corporate Governance Guidelines are available at https://cohu.gcs-web.com/corporate-governance/documents-charters and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have high professional and personal ethics and values and diversity in perspectives and experiences, consistent with longstanding Cohu values and standards. They should have relevant experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. In addition, the Board and Nominating and Governance Committee value ethnic, cultural, gender, economic, professional and educational diversity in evaluating new Board candidates and seek to incorporate a wide range of these attributes within Cohu’s Board. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Consistent with these values, our Board has interviewed and considered a diverse set of candidates each time it has made new appointments to the Cohu Board. Such process has resulted in four of the last five appointments to the Cohu Board, dating back to 2019, being female candidates. In 2022, Ms. Lynne Camp did not stand for reelection and thereafter the Board evaluated its needs and determined that it was in the best interests of the company to recruit a new board member with public technology company operating and chief executive officer experience. After an extensive search, Mr. Andreas Mattes was appointed to the Cohu Board, effective November 1, 2022. As demonstrated by our past recruitment actions, in future director searches, we will continue to broadly seek and consider diverse candidates that we believe best represent the interests of all our stockholders.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, diversity, experience and capability on the Board. The Board believes it is important for the Board to have diversity of knowledge base, life perspectives, professional experience and skills, and the Board and Nominating and Governance Committee takes these qualities into account when considering director nominees.

Executive Sessions

Executive sessions of independent directors, without management and non-independent directors present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Lead Independent Director or, in the absence of the Lead Independent Director, the Chair of the Nominating and Governance Committee or another independent director. Any independent director can request that an additional executive session be initiated or scheduled.

Communications with the Board

Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. Communications are distributed to our Board, or to individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

Compensation of Directors

Cash Compensation

Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2022, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

	Compensation	2022
	Chairperson of the Board	$95,000
Annual Retainer	Lead Independent Director	$75,000
	Other Directors	$60,000
	Audit Committee	$25,000
Annual Fees for Committee Chairs	Compensation Committee	$16,500
	Nominating and Governance Committee	$10,000
	Audit Committee	$10,000
Annual Fees for Other Committee Members	Compensation Committee	$7,500
	Nominating and Governance Committee	$5,000

In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Under the terms and conditions of the Cohu 2005 Equity Incentive Plan (the “2005 Plan”), members of the Board may make an annual irrevocable election to defer receipt of all or a portion of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Board). In the event that a director makes such an election, Cohu will grant deferred stock units (“DSUs”) in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of Cohu common stock upon the first to occur of cessation of service as a director for any reason, a change in control of Cohu or a future date selected at the time of deferral. Messrs. Bilodeau and Caggia elected to defer 100% of their 2022 cash-based non-employee director fees.

Equity Compensation

Non-employee directors participate in the 2005 Plan that provides for grants of restricted stock units or other forms of equity compensation to non-employee directors, as authorized by the Board. Cohu’s stock ownership guidelines provide that independent and non-employee directors should accumulate, over the three-year period commencing with their appointment or following an increase in the director’s annual cash retainer or a new guideline being approved, a minimum number of shares of Cohu stock with a value equal to three times the director’s annual cash retainer and should not sell any Cohu shares until these ownership guidelines are met and once met subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts.

Equity compensation for non-employee directors during 2022 was as follows:

Initial Appointment	RSUs with a total value of $150,000, but the total value of such grant is prorated based on the period of time between appointment as director and the next scheduled director annual equity grant date
Annual Grants	RSUs with a total value of $150,000

Each RSU represents a contingent right to receive one share of Cohu common stock upon vesting. Assuming continued service on the Board, the RSUs granted to non-employee directors upon their initial appointment to the Board will vest over three years, and shares are issued in three equal annual installments beginning one year after the date of grant. The annual RSU awards vest over approximately one year, and shares are issued upon the earlier to occur of the one-year anniversary of the grant date or the next annual meeting of stockholders. RSUs may be accelerated upon a change in control, as defined in the 2005 Plan.

On May 4, 2022, 5,091 RSUs were awarded to each of Mses. Jorden and Richardson and Messrs. Bendush, Bilodeau, Caggia, and Donahue. Cohu will issue to each recipient, assuming continued service as a director, shares of Cohu common stock at the end of the required RSU vesting period. Mr. Mattes joined the Board on November 1, 2022 and received an initial grant of 2,714 RSUs.

Medical Benefits

Mr. Donahue, who is a retired executive officer of Cohu, and his spouse receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are no longer offered to any current Cohu employees.

2022 Director Compensation

The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
William E. Bendush	94,904	149,981	-	244,885
Steven J. Bilodeau (3)	96,500	149,981	-	246,481
Andrew M. Caggia (3)	80,000	149,981	-	229,981
Lynne J. Camp (4)	24,663	-	-	24,663
James A. Donahue	95,000	149,981	32,561	277,542
Yon Y. Jorden	70,000	149,981	-	219,981
Andreas W. Mattes (5)	10,848	89,915	-	100,763
Nina L. Richardson (3)	67,500	149,981	-	217,481

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2022 calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. As of December 31, 2022, Mses. Jorden and Richardson had 7,781 and 5,091 unvested RSUs outstanding, respectively, and Messrs. Bendush, Bilodeau, Caggia, Donahue each had 5,091 unvested RSUs outstanding. Mr. Mattes had 2,714 unvested RSUs outstanding.

(2)	Amount shown for Mr. Donahue is for reimbursement of health insurance premiums and other medical costs for him and his spouse not covered by insurance.
(3)

During the year ended December 31, 2022, Messrs. Bilodeau and Caggia elected to defer their cash director fees. The deferred amounts are credited in the form of DSU awards and ultimately payable in shares of Cohu common stock, if the director ceases to be a director for any reason, upon the occurrence of a change in control of Cohu or at a future date selected at the time of deferral. As of December 31, 2022, Ms. Richardson and Messrs. Bilodeau and Caggia had 11,992, 38,162 and 32,630 DSUs, respectively.

(4)	Ms. Camp did not stand for re-election effective May 4, 2022, and fees shown above represent amounts earned prior to her departure from the Board.
(5)	Mr. Mattes was appointed to the Board effective November 1, 2022.

Compensation Matters

Executive Compensation and Other Information

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the 2022 compensation program for our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers of Cohu at the end of 2022. These individuals were:

Named Executive Officer	Position(s)
Luis A. Müller	President and Chief Executive Officer (our “CEO”)
Jeffrey D. Jones	Senior Vice President Finance and Chief Financial Officer
Christopher G. Bohrson	Senior Vice President and Chief Customer Officer (1)
Thomas D. Kampfer	Vice President Corporate Development, General Counsel and Secretary
Ian P. Lawee	Senior Vice President and General Manager, Semiconductor Test Group

(1)	On February 2, 2023, Mr. Bohrson’s title was changed to Senior Vice President and Chief Customer Officer.

We refer to our named executive officers collectively in this CD&A and the related compensation tables as our “NEOs”. This CD&A provides an overview of our philosophy and principles that govern our executive compensation program, how we applied those principles in compensating our NEOs for 2022, and how we use our executive compensation program to drive performance. In addition, we explain how and why the Compensation Committee of our Board of Directors, referred to as our “Compensation Committee,” arrived at the specific compensation policies and decisions involving our NEOs during 2022.

Executive Summary

2022 Business Highlights

2022 presented business challenges for us including the continuing impact of supply chain issues, a general slowdown in the market, and macro-economic pressures we have not faced in recent years. Despite these impediments, we delivered solid sales and outstanding profitability for the year including these highlights:

●	Sales were strong at $812.8 million even with weakening market conditions in the second half of the year.
●	Gross margin improved by approximately 360 basis points over 2021 to approximately 47%(1) as the company delivered on business targets.
●	Increased profitability even with softening revenue levels resulted in Non-GAAP Pretax Income(1) increasing over the previous year record 21.6% of revenue in 2022.
●	Non-GAAP earnings per share were $2.91(1)
●	We delivered outstanding operational execution in the face of continuing supply chain challenges, inflationary pressures on costs and general softening in the semiconductor equipment market.

(1) See Appendix A for GAAP to non-GAAP reconciliations.

2022 Executive Compensation Notable Actions

Consistent with our performance and the compensation objectives established for 2022, the Compensation Committee approved the following compensation actions for NEOs for 2022:

●	Awarded our NEOs, including our CEO, annual cash incentives at 193% of their target annual cash incentive opportunity; and
●

Granted long-term incentive compensation in the form of time-based vesting restricted stock units (“RSUs”) and performance share units (“PSUs”) to be earned based on our total stockholder return (“TSR”) relative to a preselected comparator group for a 3-year period from 2022 through 2024.

Pay for Performance

The Compensation Committee believes that the compensation of our NEOs for 2022 was reasonable and appropriate, was justified by our performance, and carefully balanced both time-based and performance-based compensation elements. 2022 compensation objectives for our NEOs were established in February 2022. The following chart illustrates the mix of elements of the target total direct compensation opportunity for our CEO for 2022 with 50% of his compensation performance based, 69% paid in the form of future equity opportunity and 31% cash. In March 2023, the Compensation Committee determined that the performance-based equity portion of the long-term incentive granted to the CEO and other NEOs would increase from 50% to 60% of the total target award.

Further, the compensation of our NEOs over the previous five years demonstrates the alignment between pay and performance. The variable cash compensation for our NEOs for each year from 2018 through 2022 varied from 33% to 193% of their target annual cash incentive opportunities based on our financial performance. For example:

●

In 2018, we delivered good results despite softening market conditions in the second half of the year, particularly in the mobility and automotive segments, and slowing growth in China consumer spending. We executed the transformative acquisition of Xcerra, doubling our sales and employee population, based on the last twelve months immediately preceding the acquisition. NEOs received variable cash compensation amounts ranging from 89% to 117% of their target annual cash incentive opportunities.

●

2019 was a challenging year. Notwithstanding, Cohu still achieved its fourth consecutive year of sales growth in a weak semiconductor market while implementing the integration of Xcerra, delivering $40 million in annual run-rate cost synergies at year-end. This resulted in variable cash compensation to our NEOs ranging from 33% to 45% of their target annual cash incentive opportunities, which reflected the aggressive performance targets established for the 2019 plan year.

●

2020 presented unique challenges due to the COVID-19 pandemic and the rapid ramp in business occurring in the second half of the year. Under the variable cash compensation program, NEOs including our CEO received 103% of their target annual cash incentive opportunities.

●

2021 continued to pose COVID-19 pandemic related challenges yet Cohu still had record revenue, profitability and order levels resulting in the seventh consecutive year of sales growth. Due to this strong performance, NEOs including our CEO received 168% of their target annual cash incentive opportunities.

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In 2022, as discussed previously, Cohu continued to face supply chain related challenges, inflationary cost pressures and a softening market, yet Cohu still achieved record profitability. Due to this robust performance in difficult market conditions, NEOs including our CEO received 193% of their target annual cash incentive opportunities.

Since 2012, all NEOs have had some portion of their long-term incentive compensation based on PSUs that require achievement of business goals to earn a payout. Starting in 2015, the PSU portion of the long-term incentive program was earned based solely on our TSR relative to a pre-selected comparator group of companies. Effective with the 2021 PSU grants, awards will be earned based on our TSR relative to the Russell 2000 index as described in the “Long-Term Incentive Compensation” section that follows. The weighting of these PSUs in relation to time-based RSU grants has also evolved over the years and effective with the long-term incentive grants made in March 2023, 60% of each NEO’s total annual equity grant value will be awarded in PSUs and 40% will be awarded in RSUs. Since 2018, Our NEOs have historically earned from a low of 44% of their target PSU award to a high of 142% of their target PSU award.

While the past five years indicate that the program effectively rewards our executive officers when we deliver superior performance and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee will continue to review the executive compensation program to ensure it reflects the appropriate balance between short-term financial performance and long-term stockholder return. For example, commencing with PSUs granted in March 2022 we eliminated the 25% minimum number of PSUs that were guaranteed to vest, regardless of performance. This formula is described in detail in the section entitled “Long-Term Incentive Compensation” below.

2022 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2022:

●	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.
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Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its 2022 compensation and governance reviews. This consultant performed no other consulting or services for us.

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Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

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Annual Compensation-Related Risk Review. The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that compensation practices are not reasonably likely to have a material adverse effect on Cohu.

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Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation policies and practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

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Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

-	No Defined Benefit Pension Plans. We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements for our executive officers.
-	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers.
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No Tax Reimbursements. We do not provide any tax or gross-up reimbursement payments on any severance or change in control payments, perquisites or other personal benefits other than standard relocation benefits and tax equalization agreements related to expatriate assignments.

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“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of Cohu plus a qualifying termination of employment before payments and benefits are paid), although the vesting of equity awards will accelerate in full if the awards are not assumed or replaced by an acquiring corporation.

-	Performance-Based Incentives. We use performance-based short-term and long-term incentives and do not have common or overlapping metrics between these programs.
-	Incentive Compensation Recoupment Policy. Incentive compensation awarded to our executive officers is subject to recoupment under certain circumstances if our financial results are restated.
-	Multi-Year Vesting Requirements. The equity awards granted to our executive officer’s vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
-	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers and directors, from hedging or pledging any Company securities.
-	Stock Ownership Policy. We maintain a stock ownership policy for our executive officers and directors that require each of them to beneficially own a specified value of shares of our common stock.

2022 Stockholder Advisory Vote on Executive Compensation

At our 2022 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2021 compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved, in a non-binding vote, the 2021 compensation of our NEOs, as disclosed in our proxy statement for the 2022 Annual Meeting of Stockholders, with approximately 99.6% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ strong support of our executive compensation program. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our NEOs.

Based on the results of a previous stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our NEOs (commonly known as a “Say-When-on-Pay” vote) conducted at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis. We will conduct a follow-on stockholder advisory vote on the frequency of future Say-on-Pay advisory votes at the 2023 Annual Meeting. See “Proposal No. 3: Advisory vote on the frequency of holding an advisory vote on Named Executive Officer compensation.”

(1)	Percentages shown are percentage of votes cast. Abstentions are treated as votes cast and have the effect of “Against” in respect to the Say-on-Pay proposal.

Compensation Philosophy

Our executive compensation program is intended to meet three principal objectives:

●	Attract, reward and retain our executive officers;
●	Motivate these individuals to achieve our short-term and long-term corporate goals that enhance stockholder value; and
●	Support our core values and culture by promoting internal equity and external competitiveness.

To meet these objectives, we have adopted the following overarching policies:

●	We pay compensation that is competitive with the practices of other leading semiconductor equipment and similar technology companies; and
●	We pay for performance by:
-	Providing a short-term incentive opportunity paid in cash that is based on challenging financial performance objectives for our executive officers; and
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Providing long-term incentive opportunities in the form of a combination of RSU awards and PSU awards, that enable us to motivate and retain those executive officers with the leadership abilities necessary to create sustainable long-term value for our stockholders.

These policies guide the Compensation Committee in determining the proper allocation between current cash compensation and short-term and long-term incentive compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and applicable regulatory requirements.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is designed and overseen by the Compensation Committee, which is comprised entirely of independent directors, as determined in accordance with the rules of the SEC and the listing standards of the Nasdaq. The Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our short-term business plan and long-term strategy. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program.

The Compensation Committee reviews our executive compensation program on an annual basis, including each of the elements of compensation provided under the program (other than deferred compensation and 401(k) benefits, which are reviewed from time to time to ensure that benefit levels remain competitive). In determining the overall compensation arrangements for our executive officers, including our NEOs, as well as the level of each specific element of compensation, the Compensation Committee takes into consideration a number of factors, including the following:

●	The recommendations of our CEO (except with respect to his own compensation) as described below.
●	Our corporate growth and other elements of financial performance.
●	The individual performance of each executive officer, including his or her achievement of management objectives.
●	A review of the relevant competitive market data, as described below.
●	The skill set, prior experience, and tenure of the executive officer.
●	The role and responsibilities of the executive officer.
●	The past and expected future contribution of the executive officer.
●	Internal pay consistency for similar positions or skill levels within Cohu.
●	External factors to attract and retain talent and overall market conditions.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all this information in light of their individual experience, knowledge of Cohu, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these recommendations.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at the Corporate Governance section of our website www.cohu.com.

Role of Management

On occasion, the Compensation Committee meets with our CEO and/or our other executive officers and our Vice President of Human Resources to obtain information and recommendations with respect to our executive compensation program, policies, and practices, as well as the compensation arrangements of our executive officers. In 2022, the Compensation Committee met with Dr. Müller, our CEO, who made recommendations to the Compensation Committee on the base salary, target annual cash incentive award opportunities, and long-term incentive compensation for our executive officers, including our NEOs (except with respect to his own compensation). In formulating these recommendations, our CEO used, among other things, competitive market data, an internal equity analysis and individual performance factors.

The Compensation Committee considers, but is not bound by and does not always accept, these recommendations with respect to executive compensation. In recent years, the Compensation Committee has modified several of our CEO’s compensation proposals and regularly seeks input from its compensation consultant or data from other independent sources prior to making its decisions.

In 2022, our CEO attended some of the Compensation Committee’s meetings, but the Compensation Committee also held executive sessions not attended by any members of management. The Compensation Committee held discussions and made its decisions with respect to our CEO’s compensation without him present.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, including our NEOs, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has authorized our CEO to make base salary adjustments and short-term cash incentive award decisions for all employees other than our NEOs or other executive officers.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist in carrying out its responsibilities. The Compensation Committee typically engages Compensia, a national compensation consulting firm, to advise and assist it on various aspects of executive and director compensation, including base salaries, annual and long-term incentive compensation. The Chair of the Compensation Committee reviews and approves all payments to Compensia.

Effective beginning in 2022, the Compensation Committee’s practice is to have Compensia prepare a comprehensive executive compensation analysis annually and directors compensation analysis in alternating years. In 2022, Compensia completed both the executive and director market assessments.

Compensia reports directly to the Compensation Committee. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia does not provide any other services to us and receives compensation only with respect to the services provided to the Compensation Committee.

The Compensation Committee has considered the independence of Compensia in light of the rules of the SEC and the listing standards of Nasdaq. Based on these rules and standards, the Compensation Committee has concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its compensation decisions for our executive officers, including our NEOs, for 2022, the Compensation Committee considered competitive market data and an analysis prepared by Compensia. In making its decisions, the Compensation Committee evaluates this data and analysis as an important reference point but does not reach its conclusions on a formulaic basis. This analysis was based on a review of the compensation practices of a select group of peer companies which was approved by the Compensation Committee after reviewing data prepared by Compensia and input from management. In selecting companies for the compensation peer group, the Compensation Committee identified companies headquartered in the U.S. in the semiconductor capital equipment, electronic capital equipment and instrumentation sectors that were comparable to us on the basis of 0.4x – 2.5x revenue, 0.25 – 5.0x our market capitalization, and that had similar scope of operations, and which the Compensation Committee believed may compete with us for executive talent.

In July 2022, the Compensation Committee revised the compensation peer group due to the acquisition of CMC Materials and the divestiture of Brooks Automation’s semiconductor business to a privately held entity, and consequently these two companies no longer met the relevant peer financial profile. To increase the compensation peer group size, the Compensation Committee added two new members: Alpha and Omega Semiconductor, and National Instruments.

Commencing July 2022, the compensation peer group consists of the following 19 companies:

Advanced Energy Industries	FormFactor	MaxLinear	Photronics
Alpha and Omega Semiconductor	Harmonic	National Instruments	SMART Global Holdings
Axcelis Technologies	Ichor Holdings	Novanta	Ultra Clean Holdings
Badger Meter	Kulicke & Soffa	Onto Innovation	Veeco Instruments
Cirrus Logic	MACOM Technology Solutions	OSI Systems

Generally, historical data on the compensation practices of the companies in the compensation peer group was gathered by Compensia from publicly available sources, including publicly available databases. Peer company data is gathered with respect to base salary, target annual incentive opportunities, equity awards (including stock options, RSU awards, and PSU awards), and long-term cash-based awards. In addition, similar data was gathered from the Radford High- Technology Executive Compensation survey for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points.

Compensation Elements

Our executive compensation program consists of six principal elements:

●	Base salary;
●	Short-term incentive opportunities paid in cash;
●	Long-term incentive compensation in the form of equity awards;
●	Deferred compensation benefits;
●	Welfare and health benefits, including a Section 401(k) plan; and
●	Limited perquisites and other personal benefits.

The Compensation Committee has selected these elements because each is considered necessary, appropriate and when combined are effective, and will continue to be effective, in achieving our compensation objectives.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain experienced executive officers. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as to be equitable across the management team.

The Compensation Committee reviews the base salaries of our executive officers, including our NEOs, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

On February 2, 2023, the Compensation Committee, based on the recommendations of Dr. Müller, except with respect to his own compensation, and a review of market salary data as well as other factors described above, approved the following base salary increases for our executive officers including our NEOs effective on February 2, 2023 or the subsequent scheduled pay period. The Compensation Committee determined that the following increases to our NEO’s base salaries were appropriate and consistent with market trends and to align to their responsibilities, contributions and the NEO’s individual performance in 2022. Mr. Bohrson’s increase also reflected his elevation to Chief Customer Officer status.

Named Executive Officer	2022 Base Salary	2023 Base Salary	Percentage Change
Luis A. Müller	$675,000	$715,000	5.9%
Jeffrey D. Jones	$437,000	$455,000	4.1%
Christopher G. Bohrson	$385,000	$425,000	10.4%
Thomas D. Kampfer	$378,000	$405,000	7.1%
Ian P. Lawee	$328,000	$335,000	2.1%

Short-Term Incentives

Each year, the Compensation Committee approves an annual short-term incentive plan for our executive officers, including our NEOs, to encourage and award their achievement of our financial and operational objectives as set forth in our annual operating plan. Under this short-term incentive plan, the Compensation Committee establishes an incentive formula that is applied to the actual level of achievement for each of the selected performance measures. The incentive formula is based on the anticipated difficulty and relative importance of achieving the target level for each respective performance measure. Accordingly, the actual incentives paid, if any, for any given year will vary depending on our actual performance.

To support our retention objectives, typically the short-term incentive plan provides that an executive officer must be an employee when the incentives for the year are paid. The short-term incentive plan provides that the Compensation Committee has the discretion to decrease, but not increase, any incentives paid under the plan, even if the applicable performance objectives have been achieved. Historically, incentives have been payable in cash unless an executive officer elects to defer all or part of his or her incentive into the Cohu, Inc. Deferred Compensation Plan.

On February 3, 2022, the Compensation Committee adopted the short-term incentive plan for 2022 (the “2022 STI”). The 2022 STI was adopted pursuant to the Cohu 2005 Equity Incentive Plan (the “2005 Plan”).

Target Short-Term Incentive Opportunities

For purposes of the 2022 STI, our CEO made recommendations to the Compensation Committee with respect to target short-term incentive opportunities (expressed as a percentage of base salary) for each of our executive officers, including our NEOs (except with respect to his own target short-term incentive opportunity). The maximum payout level is 200% of the target award. The target short-term incentive opportunities approved by the Compensation Committee for our NEOs, and the range of the potential incentive, as a percentage of base salary, were as follows and remained unchanged from 2021 as the Compensation Committee believed that such levels continued to be appropriate:

Named Executive Officer	Target Short-Term Incentive Opportunity	Range of Possible 2022 Short-Term Incentive as Percentage of Base Salary
Luis A. Müller	100%	0% - 200%
Jeffrey D. Jones	70%	0% - 140%
Christopher G. Bohrson	70%	0% - 140%
Thomas D. Kampfer	50%	0% - 100%
Ian P. Lawee	55%	0% - 110%

Performance Measures

For purposes of the 2022 STI, the Compensation Committee selected two financial performance measures for our executive officers which were unchanged from 2021:

●	Profitability based on non-GAAP pre-tax income target; and
●	Sales growth based on a four-year rolling sales growth target.

The Compensation Committee selected these two performance measures because we continue to believe sales growth reflects the overall market acceptance of our products and non-GAAP pre-tax income reflects how effectively management delivered our products to our customers during the year. A reconciliation of GAAP to non-GAAP pre-tax income used for the 2022 STI is included as Appendix A to this proxy statement.

The weighting of these corporate performance measures for purposes of the 2022 STI for each NEO were as follows:

Named Executive Officer	Sales Growth	Non-GAAP Pre-tax Income
Luis A. Müller	30%	70%
Jeffrey D. Jones	30%	70%
Christopher G. Bohrson	30%	70%
Thomas D. Kampfer	30%	70%
Ian P. Lawee	30%	70%

The Compensation Committee determined to increase the Sales Growth weighting from the 20% level applicable in the 2021 STI to 30% for the 2022 STI to increase incentive to deliver revenue growth while proportionally reducing the profitability weighting from 80% in the 2021 STI to 70% in the 2022 STI.

The performance measures and their respective weightings were aligned among the executive officers to reflect their shared responsibilities for delivering the targeted performance. The Compensation Committee determined that using our consolidated results for sales and non-GAAP pre-tax income were appropriate for all executive officers given their responsibilities for the overall success of our business. Applicable threshold, target and maximum performance goals as a percentage of attainment of the applicable performance measure were unchanged from 2021.

2022 STI Scale
	Threshold	Target	Maximum
Performance to 4-Year Rolling Sales Growth	0%	5%	>10%
Payout Level Earned	None	100%	200%
Performance to Non-GAAP Pre-tax Income	<5% Pretax Income	15%	>22.5%
Payout Level Earned	None	100%	200%

Performance Measure Target Levels

With respect to the target levels for sales, the Compensation Committee believed that, at the time, the target level for each performance measure was set, these target levels would be challenging and difficult, but achievable under normal business conditions with significant effort and skill, and strong execution. For 2022, the Compensation Committee expected that these target levels would be difficult to achieve because they would require delivery of results in uncertain market conditions (including the ongoing supply chain disruptions and inflationary pressures on costs), adroitly executing our business strategy, the development and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment.

Annual Incentive Decisions

Following the end of 2022, the Compensation Committee compared our actual financial performance to the target performance levels established for the year and applied the incentive formula under the 2022 STI to this actual performance and determined to payout at a level of 193% for each of our NEOs.

Based on these determinations, the annual cash incentives paid to our NEOs for 2022 were as follows:

Actual Achievement 2022 STI Performance Measures and Objectives
	Dr. Müller	Mr. Jones	Mr. Bohrson	Mr. Kampfer	Mr. Lawee
4-year Rolling Sales Growth	14.1%	14.1%	14.1%	14.1%	14.1%
Goal Payout %	200%	200%	200%	200%	200%
Non-GAAP Pre-tax Income (1)	21.8%	21.8%	21.8%	21.8%	21.8%
Goal Payout %	190%	190%	190%	190%	190%
Actual Amount of Fiscal 2022 STI Cash Incentives
Non-Equity Incentive Award Payable	$1,303,528	$590,740	$520,446	$364,988	$348,380
% of targeted award amount	193%	193%	193%	193%	193%

(1)	A reconciliation of GAAP to non-GAAP pre-tax income is included in Appendix A to this proxy.

The annual cash incentives paid to our NEOs for 2022 are set forth in the “2022 Summary Compensation Table” below.

Long-Term Incentive Compensation

We provide long-term incentive compensation in the form of equity awards to our executive officers, including our NEOs. These awards are intended to align the interests of our executive officers with those of our stockholders by creating an incentive for them to maximize long-term stockholder value. They are also designed to encourage our executive officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the environment in which we operate and revises our long-term incentive compensation arrangements as it determines to be necessary and appropriate to help meet our business objectives, including increasing long-term stockholder value.

Generally, in determining the size of the equity awards granted to our executive officers, including our NEOs, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity awards), competitive market data (with particular reference to the median of the competitive market), the potential GAAP accounting expense associated with the proposed awards (as compared to the companies in the compensation peer group), and the other factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Further, the Compensation Committee has the discretion to determine whether awards in any given year will be made in the form of RSU awards, PSU awards, other awards or a combination thereof.

On March 14, 2022, consistent with the grant timing in prior years, the Compensation Committee, based on the factors described above, as well as considering market trends with alignment of individual responsibilities, contributions and performance, approved the grant of RSU awards and PSU awards to our executive officers, including our NEOs at the levels set forth in the table below. The Compensation Committee also determined that, to balance the retention value of the RSU awards with the performance focus of the PSU awards, the total dollar value of the equity awards should be equally weighted between RSU awards and PSU awards.

Named Executive Officer	Number of Restricted Stock Units Granted	Number of Performance Stock Units Granted (1)	Total Face Value of Stock Units at Time of Grant (2)
Luis A. Müller	54,844	54,844	$2,999,967
Jeffrey D. Jones	17,733	17,733	$969,995
Christopher G. Bohrson	11,700	11,700	$639,990
Thomas D. Kampfer	8,683	8,683	$474,960
Ian P. Lawee	7,678	7,678	$419,987

(1)	PSUs granted at the target award level.
(2)	Closing price of COHU on March 14, 2022 was $27.35. The amounts shown above are the grant date face value for stock awards issued in the form of RSUs and PSUs granted in fiscal 2022.

Restricted Stock Unit Awards

Consistent with our other employee equity awards, the RSU awards granted to our executive officers in 2022 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

Performance Stock Unit Awards

2022 PSU Awards

In 2022, the Compensation Committee evaluated the use of custom peer groups as the Comparator Group for the TSR in PSU awards and determined that using a broader-based index of companies would better reflect the performance of Cohu’s TSR. Therefore, the PSU awards granted to our executive officers in March 2022 will be earned based on our TSR as compared to the Russell 2000 Index (RUT) measured over a three-year performance period beginning on the first day of fiscal 2022, with earned shares vesting fully at the end of three years from the date of grant. The performance period for the 2022 PSU Awards was set at three years to enhance the long-term focus of the program.

The methodology on how shares of our common stock that may be earned under the 2022 PSU Awards is as follows:

PSU Award Feature	Description
Performance Period	Three fiscal years beginning on first day of fiscal 2022
Performance Measure	TSR performance relative to the Russell 2000 Index (“RUT”)
Performance Scale	2x spread between COHU and RUT measured and added or subtracted from target (100%)
Performance Methodology

Net change in average closing price of COHU and RUT over the twenty trading-day period immediately preceding the beginning and end of the Performance Period. In the event that both COHU and RUT TSRs are less than zero, the number of shares earned will not exceed 100% of target.

Range of PSUs Earnable	0-200% of number of shares granted
Vesting Period	100% on third anniversary of grant

2020 PSU Awards

The 2020 PSU awards had a three-year performance period after which the number of shares of our common stock earned was determined based on the following scale with performance between the percentile rankings calculated on a linear basis with an additional 7% of the target number of shares earned for each 3% increase in our TSR performance above the threshold performance level of 25%.

TSR Ranking Relative to Comparator Group	Percentage of Target Number of Shares Earned
Below 25th Percentile	25%
25th Percentile	25%
57th Percentile	100%
100th Percentile	200%

For purposes of the 2020 PSU awards, the pre-selected peer group consisted of the following companies that we felt represented competition for our stockholders’ investments. This group includes the majority of the peer companies used for executive compensation comparisons at the time of grant plus seven others that provide similar products to our customers, but that for various reasons such as revenue size or being located outside the U.S. would not be valid compensation peer members. During the performance period, MTS Systems and CMC Materials were acquired and Brooks Automation divested its semiconductor business division and therefore were removed from the peer group for purposes of calculating our actual performance versus the peers:

Advanced Energy Industries	FormFactor	Onto Innovation
Advantest	Intevac	OSI Systems
ASM Pacific	Kulicke & Soffa	Photronics
Axcelis Technologies	Micronics	Teradyne
Besi	MKS Instruments	Ultra Clean Holdings
Camtek	National Instruments	Veeco
Entegris	Novanta

Following the end of 2022, the Compensation Committee compared our actual performance with respect to the TSR peer group. The TSR result for the fiscal year 2020 through 2022 period as calculated by an outside firm, Research Data Group, Inc., was at the 75th percentile of the comparator group and, therefore, the number of shares of our common stock earned under the 2020 PSU awards was 141.7% of the target award number of shares.

The number of shares of our common stock earned by our NEOs with respect to their 2020 PSU awards was:

Named Executive Officer	Performance Stock Unit Award (Target Number of Shares)	2020-22 TSR Percentile Result	Final Shares Earned	Final Shares Earned as a Percentage of Target Number of Shares
Luis A. Müller	80,705	75.0%	114,334	141.7%
Jeffrey D. Jones	26,651	75.0%	37,756	141.7%
Christopher G. Bohrson	16,891	75.0%	23,929	141.7%
Thomas D. Kampfer	12,012	75.0%	17,017	141.7%
Ian P. Lawee	11,261	75.0%	15,953	141.7%

Deferred Compensation Benefits and 401(k) Plan

We maintain a nonqualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), for our U.S. based executive officers and other employees designated by the Compensation Committee. Under the Deferred Compensation Plan, participants may elect to voluntarily defer receipt of up to 25% of their base salary and/or up to 100% of their annual cash incentive payment, thereby allowing them to defer taxation on such amounts.

Although we have not matched any participant contributions to the Deferred Compensation Plan since 2008, we may in the future match participant contributions to the Deferred Compensation Plan up to 4% of the participant’s annual base salary in excess of the specified annual compensation limit allowed under the Code for contributions under the Section 401(k) plan. The annual limit, which is indexed, was $305,000 for 2022. Our matching contributions and any deemed investment earnings attributable to these contributions, if any are actually made, will be 100% vested when the participant has two years of service with us. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. For additional information on the Deferred Compensation Plan, see “2022 Nonqualified Deferred Compensation” below.

We maintain a tax-qualified defined contribution plan, the Cohu Employees’ Retirement Plan (the “401(k) Plan”), for our U.S. based executive officers and other employees. The majority of our U.S. based employees, including all of the U.S. based NEOs, who are at least 21 years of age, are eligible to enroll in the 401(k) Plan. Under the 401(k) Plan, participants may contribute a percentage of their annual compensation subject to maximum annual contribution limitations. We may match participant contributions not to exceed specified annual limits. Our matching contributions in 2022 are immediately vested and our matching contribution was at the rate of 50% of the first 8% of employee pre-tax contributions to the plan. Generally, during 2022 the maximum annual amount that any participant could contribute to the 401(k) Plan was $20,500 unless aged 50 or more which allows participants to make an additional $6,500 in “catch-up” contributions and our maximum matching contribution was $12,200.

Welfare and Health Benefits

In 2022, our executive officers, including our NEOs, were eligible to receive health care insurance coverage and additional benefits that are generally available to our other employees located in the same country. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance, and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to be competitive for employee talent and we believe that the availability of these programs generally enhances employee productivity and loyalty. The principal objectives of our benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, and to provide support for global workforce mobility, in full compliance with applicable legal requirements. Typically, these generally- available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity awards.

Each year, we informally review our U.S. based benefit programs against our peers with data provided by Aon, our health and welfare benefits broker of record, and by Retirement Benefits Group, our independent 401(k) Plan consultant. This review includes an analysis of the dollar value to an employee and the dollar cost to us for the benefits under the applicable plan using a standard population of employees. Similar evaluations are made in other regions with local benefit consultants.

We analyze changes to our benefit programs in light of the overall objectives of the programs, including the effectiveness of their incentive and retention features.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2022, we provided our NEOs with automobile expense reimbursement or allowances as follows:

Named Executive Officer	Annual Auto Allowance
Luis A. Müller	$9,000
Jeffrey D. Jones	$6,000
Christopher G. Bohrson	$6,000
Thomas D. Kampfer	$6,000
Ian P. Lawee	$6,000

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We do not have employment agreements with our NEOs. The material terms of stock awards granted to our NEOs in 2022 and performance-based cash incentives earned by our NEOs for 2022 are described in more detail in “Long-Term Incentive Compensation” and “Annual Cash Incentive”, respectively, above.

Post-Employment Compensation

In 2020, the Compensation Committee undertook, in consultation with Compensia, a review of its executive post-employment agreements. The objective of this review was to independently benchmark, assess best practices and develop standard agreements to be implemented as the Compensation Committee deemed appropriate among the Company’s executive officers. The Committee approved a form of executive severance agreement (the “Severance Agreement”) and form of change in control agreement (the “Change in Control Agreement”) for certain of the Company’s executive officers (“Executive”) as described below (the “Executive Agreements”). The post-employment payments and benefits which our NEOs are eligible to receive under the Executive Agreements are described in more detail in “Potential Payments upon Termination or Change in Control” below.

We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that these arrangements are generally comparable with the severance packages offered to executives by the companies in the compensation peer group. We believe that the “double trigger” arrangement under the Change in Control Agreement maximizes stockholder value because it prevents an unintended windfall to these executive officers in the event of a change in control of Cohu, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of Cohu in which they believe they may lose their jobs.

Other Compensation Policies

Stock Ownership Policy

We believe that stock ownership by our executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The policy provides that over the five-year period commencing with their appointment or employment as an executive officer or over a three-year period following an increase in their annual base salary or a new ownership level being approved, these individuals must accumulate and hold shares of our common stock having the following values:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times annual base salary
Chief Financial Officer	Two times annual base salary
All other executive officers	One times annual base salary

Under our stock ownership policy, our executive officers should not sell any shares of our common stock, other than to settle tax withholding obligations due to the vesting of shares, until the applicable ownership level has been met and, once met, subsequent sales, if any, should not reduce their ownership of our common stock below these minimum ownership levels unless approved by the Compensation Committee in advance. Vested “phantom” and deferred but unissued shares of our common stock are included as shares owned for purposes of our stock ownership policy. The Compensation Committee monitors compliance with these stock ownership levels on an annual basis using the average closing price of our common stock during the preceding fiscal year. As of December 31, 2022, each of our NEOs was compliant with the policy.

Compensation Recoupment Policy

We have adopted a formal compensation recoupment (“clawback”) policy under which our Board of Directors may seek reimbursement of the amount paid, awarded or granted to any executive officer or other financial officer as designated by the Compensation Committee if, as a result of their fraud or misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.

In addition, we will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will amend our compensation recoupment policy, as necessary, once final rules have been issued by Nasdaq pursuant to the new, final clawback policy rules issued by the U.S. Securities and Exchange Commission on October 26, 2022.

Equity Award Grant Policy

We grant equity awards to our executive officers under our stockholder-approved 2005 Plan. Pursuant to this plan, all stock option grants must have a per share exercise price at least equal to the fair market value of our common stock on the grant date. Grants of equity awards to newly hired or appointed executive officers, including NEOs, will typically be made at a regularly scheduled meeting of the Compensation Committee held subsequent to the new hire or appointment date. Ongoing equity award grants to our executive officers, including our NEOs, will be approved on an annual basis at a meeting of the Compensation Committee or our Board of Directors, as applicable, which is typically held in the first quarter of each fiscal year.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards to our executive officers or any other individual in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Cohu has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. In addition, because our equity awards typically vest or are earned over a multi-year period, the value to recipients of any immediate increase in the price of our common stock following an award will be minimal.

Treatment of Equity Awards Upon Retirement

In March 2023, after consultation with Compensia and outside legal counsel, the Compensation Committee approved a policy providing for the continuation of vesting eligibility after retirement for certain equity grants made to specific senior executives that satisfy the eligibility requirements of a Qualifying Retiring Employee. These requirements include being a minimum age for retirement, having completed a minimum number of years of service with Cohu, including tenure as a senior executive, and providing specific advance notice of the request to receive retirement benefits. This policy does not apply to any equity grants made before March 2023. This policy applies to all our NEOs including the CEO. We believe providing these potential retirement benefits will help us compete for and retain executive talent as well as facilitate orderly transitions for retiring executives.

No Hedging or Pledging

Cohu’s Insider Trading Policy prohibits all officers, directors, and other employees with access to sensitive Company information from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in Cohu’s stock, including, among other things, short sales and transactions involving publicly traded options. In addition, such officers, directors, and employees are prohibited from holding Cohu stock in margin accounts and from pledging Cohu stock as collateral for loans. We believe that these policies further align the interests of our officers and directors with those of our stockholders.

Tax and Accounting Considerations

In designing our executive compensation program, the Compensation Committee takes into consideration the tax and accounting effects that each element of compensation will or may have on Cohu and our executive officers. The Compensation Committee seeks to keep the compensation expense associated with our executive compensation program as a whole within reasonable levels. When determining how to apportion between differing elements of compensation, the Compensation Committee’s goal is to meet our business objectives while maintaining cost neutrality. For example, if the Compensation Committee increases benefits under one compensation plan or arrangement resulting in higher compensation expense, it may seek to decrease benefits under another plan or arrangement to avoid compensation expense that is above the desired level.

Deductibility of Executive Compensation

Under Section 162(m), compensation paid to each of our NEOs and other “covered employees” that exceeds $1 million per taxable year is generally non-deductible. The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of Cohu and our stockholders.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A, which primarily results in negative tax consequences to our executive officers rather than Cohu. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

We are not obligated under any compensation plan or arrangement to prevent or minimize any negative tax consequences that may affect our executive officers, nor are we required to pay any “gross-up” should any such consequences arise.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Cohu that exceeds certain prescribed limits, and that Cohu (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any NEO with a “gross- up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of Cohu.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting implications into consideration in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and recognize in our financial statements all share-based payment awards to employees, directors and consultants, including stock option grants, restricted stock unit awards, and performance stock unit awards to our executive officers, under the fair value method. Our estimate of share-based compensation expense requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), forfeitures and related tax effects. The assumptions used in calculating the fair value of share-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We estimate the fair value of each share-based payment award on the grant date using either the Black-Scholes or the Monte Carlo simulation valuation model. Option valuation models require the input of highly subjective assumptions and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions for the Black-Scholes model include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. The risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the award as of the grant date. Expected dividends are based primarily on historical factors related to our common stock. Expected volatility is based on historic weekly stock price observations of our common stock during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term. We believe that historical volatility is the best estimate of future volatility. Expected life of the award is based on historical option exercise data. The Monte Carlo simulation model incorporates assumptions for the risk-free interest rate, Cohu and the selected peer group price volatility, the correlation between Cohu and the selected index, and dividend yields.

Share-based compensation expense related to restricted stock unit awards is calculated based on the market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting of the restricted stock unit. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). We record a provision for equity-based performance units outstanding based on our current assessment of achievement of the performance goals and recognize actual forfeitures as they occur.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2022. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s proxy statement for its 2023 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Steven J. Bilodeau (Chair)         Andreas W. Mattes         Nina L. Richardson

2022 Summary Compensation Table

The following table shows compensation information for fiscal 2022 for our NEOs.

Named Executive Officer	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Comp. ($) (2)	All Other Comp. ($) (3)	Total ($)
Luis A. Müller	2022	667,307	3,321,901	1,303,528	22,550	5,315,286
President &	2021	619,231	2,891,579	1,049,282	22,324	4,582,416
Chief Executive Officer	2020	543,510	2,138,683	611,432	22,270	3,315,895
Jeffrey D. Jones	2022	432,846	1,074,088	590,740	19,381	2,117,055
Sr. Vice President, Finance &	2021	404,232	948,426	481,830	19,000	1,853,488
Chief Financial Officer	2020	358,081	706,252	273,346	18,831	1,356,510
Christopher G. Bohrson	2022	382,077	708,669	520,446	19,240	1,630,432
Sr. Vice President,	2021	362,923	624,534	430,122	18,919	1,436,498
Chief Customer Officer	2020	329,808	447,612	215,800	18,750	1,011,970
Thomas D. Kampfer	2022	374,462	525,929	364,988	19,221	1,284,600
Vice President, Corp. Development,	2021	351,154	462,588	297,996	18,786	1,130,524
General Counsel & Secretary	2020	315,673	318,318	172,126	18,711	824,828
Ian P. Lawee (4)	2022	319,539	465,056	348,380	19,086	1,152,061
Sr. Vice President & General Manager,	2021	308,333	404,765	288,091	18,991	1,020,180
Semiconductor Test Group

(1)

Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs and PSUs granted in fiscal 2022, 2021, and 2020, calculated in accordance with FASB Topic ASC 718 without regard to estimated forfeitures. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. No stock options were granted to the NEOs during the three-year period ended December 31, 2022. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based stock awards made in fiscal 2022 would be $3,283,167, $1,076,866, $709,111, $525,233 and $459,579 for Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee, respectively. Using the same assumptions in fiscal 2021 they would be $3,283,167, $1,076,866, $709,111, $525,233 and $459,579 for Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee, respectively, and in fiscal 2020 they would be $2,127,384, $702,520, $445,247 and $316,636 for Dr. Müller and Messrs. Jones, Bohrson and Kampfer, respectively.

(2)

Amounts consist of performance-based cash incentives received by the NEO earned for services rendered in fiscal 2022, 2021, and 2020. Such amounts were paid under the 2005 Plan in February or March of the following fiscal year.

(3)	The amounts shown in this column reflect the following for each NEO:

■

For U.S. based NEOs, includes amounts of Cohu’s matching contributions in fiscal 2022 under the Cohu 401(k) Plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”).

■	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient).

■	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient).

■

Except as noted above, the amount attributable to each such perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such NEO.

(4)	Mr. Lawee joined Cohu in 2019 but did not become an NEO until the filing of Cohu’s proxy statement in 2021 and therefore only 2021 and 2022 compensation information is provided.

2022 Pay Versus Performance

We are providing the following required information about the relationship between executive compensation actually paid and certain financial performance of Cohu as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K. Further details regarding Cohu’s variable pay-for-performance philosophy and how Cohu aligns executive compensation with company performance, refer to the Executive Compensation and Other Information above in the CD&A.

2022 Pay Versus Performance Table

Compensation Actual Paid (“CAP”)

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Other NEOs (3)	Average Compensation Actually Paid to Other NEOs (4)	Total Share- holder Return (5)	Peer Group Total Share- holder Return (6)	Net Income (7)	3-Year Relative TSR (Percentile
	($)	($)	($)	($)	($)	($)	($M)	Ranking) (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	5,315,286	5,408,284	1,546,037	1,547,883	144.12	124.23	96.8	75th
2021	4,582,416	959,803	1,360,173	597,988	170.92	171.53	167.3	33rd
2020	3,315,895	12,097,614	1,093,312	3,117,583	174.25	130.92	(13.8)	67th

(1)

The dollar amounts reported in column (b) are the amounts of total compensation reported for Dr. Müller, our Chief Executive Officer (“CEO”) for each corresponding year in the “Total” column of the Summary Compensation Table found above in the CD&A.

(2)

The dollar amounts reported in column (c) are the amount of “compensation actually paid” to Dr. Müller as defined by Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Müller during the applicable year. The adjustments made to Dr. Müller’s total compensation for each year to determine the CAP are detailed in the CEO Summary Compensation Table Total to CAP Reconciliation table below.

(3)

The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Dr. Müller, our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposes of calculating the average amounts and “compensation actually paid” in of 2021 and 2022 are as follows: Mr. Jeffrey Jones, Mr. Christopher Bohrson, Mr. Thomas Kampfer and Mr. Ian Lawee. The NEOs included for purpose of calculating the average amounts and “compensation actually paid” in 2020 are as follows: Mr. Jeffrey Jones, Mr. Christopher Bohrson, Mr. Thomas Kampfer and Mr. Pascal Ronde.

(4)

The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Dr. Müller), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Dr. Müller) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K. The adjustments made to the NEO’s total compensation for each year to determine the CAP are detailed in the Average Other NEO Summary Compensation Table Total to CAP Reconciliation table below.

(5)	Cumulative TSR is calculated assuming a $100 investment in Cohu’s common stock, on December 29, 2019.

(6)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the custom Peer Group Index as reported in the Comparative Stock Performance Graph in Cohu’s 2022 From 10-K and is made up of, Advanced Energy Industries, Alpha and Omega Semiconductor, Axcelis Technologies, Badger Meter, Cirrus Logic, FormFactor, Harmonic, Ichor Holdings, Kulicke and Soffa Industries, Macom Technologies Solutions, Maxlinear, National Instruments, Novanta, Onto Innovation, OSI, Photronics, Smart Global Holdings, Ultra Clean Holdings and Veeco Instruments.

(7)	The dollar amounts reported represent the amount of net income reflected in Cohu’s audited financial statements for the applicable year.

(8)

The Relative Total Shareholder Return (“RTSR”) Percentile reflects the results from Cohu’s annual Long-Term Incentive plan as described in the CD&A. While Cohu uses numerous financial and non-financial performance measures for the purpose of evaluating performance for compensation programs, Cohu determined that the RTSR Percentile represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to company performance.

To calculate the CAP, the following amounts were deducted from and added to the Summary Compensation Table (“SCT”) total compensation.

CEO SCT Total to CAP Reconciliation

Year	Reported Summary Compensation Table Total for CEO	Reported Value of Equity Awards (1)	Equity Award Adjustments (2)	Reported Change in the Actuarial Present Value of Pension Benefits (3)	Pension Benefits (3)	CAP to CEO
	($)	($)	($)	($)	($)	($)
2022	5,315,286	(3,321,901)	3,412,877	N/A	N/A	5,408,284
2021	4,582,416	(2,891,579)	(731,034)	N/A	N/A	959,803
2020	3,315,895	(2,138,683)	10,920,402	N/A	N/A	12,097,614

(1)	The grant date fair value of equity awards represents the amounts reported in the “Stock Awards” column in the SCT for each applicable year.

(2)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are detailed in the Equity Component of CAP Reconciliation tables that follow.

(3)	Neither the CEO nor any other NEO has Pension Benefits.

CEO Equity Component of CAP Reconciliation

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
	($)	($)	($)	($)	($)	($)	($)
2022	4,186,243	(287,392)	-	63,290	(549,263)	-	3,412,877
2021	2,406,455	(3,329,004)	-	191,056	-	-	(731,034)
2020	7,919,582	3,665,406	-	(473,527)	(191,059)	-	10,920,402

Average Other NEOs SCT Total to CAP Reconciliation

Year	Average Reported Summary Compensation Table Total for Other NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (1)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefits	Average CAP to Other NEOs
	($)	($)	($)	($)	($)	($)
2022	1,546,037	(693,436)	695,282	N/A	N/A	1,547,883
2021	1,360,173	(610,078)	(152,107)	N/A	N/A	597,988
2020	1,093,312	(468,046)	2,492,317	N/A	N/A	3,117,583

(1)	The amounts deducted or added in calculating the equity award adjustments are detailed in the Equity Component of CAP Reconciliation tables that follow.

Other NEO Equity Component of CAP Reconciliation

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
	($)	($)	($)	($)	($)	($)
2022	873,864	(61,393)	-	(1,846)	(115,343)	695,282
2021	507,725	(695,566)	-	35,734	-	(152,107)
2020	1,653,794	967,413	-	(96,793)	(32,097)	2,492,317

Major Elements of Relationship of Pay versus Performance

As described in greater detail in the CD&A, Cohu’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics used for both our long-term and short-term incentive programs are selected to incentivize our NEOs to increase the value of our enterprise to our shareholders. The most important financial performance measures used by Cohu to link executive compensation actually paid to the NEOs for the most recently completed fiscal year are:

●	Relative Total Shareholder Return
●	Profitability
●	Sales Growth

These measures are not all reflected in the Pay versus Performance table above and as Cohu generally seeks to incentivize long-term performance, we do not specifically align performance measures with compensation actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. As the table and subsequent charts show, the required equity adjustments to determine CAP results in yearly swings in CAP levels that are heavily influenced by timing of past equity awards and stock price fluctuation rather than actual company or executive performance in any given year. We are providing the following required descriptions of the relationships between information presented in the Pay versus Performance table.

We selected our Comparative Stock Performance Graph custom Peer Group Index for the Cumulative TSR metric as it is comprised from companies within our industry and we believe reflects an appropriate comparison group for executive compensation. Cohu’s Cumulative TSR (calculated assuming a $100 investment in Cohu’s common stock, on December 29, 2019) has equaled or outperformed our peer group for the three years being compared. There does not appear to be a direct correlation between the performance of Cumulative TSR to CAP as discussed above.

Cohu does not use Net Income in determining compensation paid to any of our CEO and other NEOs. This data is reported to comply with the requirements of Item 402(v) of Regulation S-K.

Cohu uses its 3-year Relative TSR percentile ranking compared to a defined Peer Group to determine the number of shares earned under the Long-Term Incentive Plan as described above in the Performance Stock Unit Awards section of the CD&A. We selected this metric as we feel it has the most direct impact on compensation levels earned by our CEO and other NEOs. Cohu’s TSR Percentile Ranking was in the top third of our peer group for two of the three years being compared. While there is a general directional relationship of CAP to the TSR Percentile Ranking, the amplitude of CAP does not appear to be have a direct correlation to the level of TSR Percentile Ranking for the reasons discussed above.

2022 Tabular List of Financial Performance Measures

We use three financial performance measures to determine the compensation of our CEO and all other NEOs as discussed in the CD&A above.

●	Non-GAAP Pretax Income
●	Four-year Rolling Sales Growth
●	Relative Total Shareholder Return (RTSR) of Cohu stock versus the Russel 2000 Index

Non-GAAP Pretax Income and the Four-year Rolling Sales metrics are used to determine the Short-Term Incentive Program and the RTSR versus the Russel 2000 Index is used in the to determine the Long-Term Incentive Program earned Performance Share Units. These two programs determine a significant proportion of our CEO and other NEO’s annual compensation earned.

2022 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Luis Müller, our CEO.

For 2022, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $27,198; and
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $5,315,286.

Based on this information, for 2022 the ratio of the annual total compensation of Dr. Müller, our CEO, to the median of the annual total compensation of all our employees was 195 to 1.

We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median compensated employee in 2022, we determined that, as of November 1, 2022, our employee population consisted of approximately 3,140 individuals globally, with 20% of these individuals located in the Americas, 13% located in Europe (primarily in Germany and Switzerland), and 67% located in Asia (primarily in Malaysia and the Philippines).

We selected November 1, 2022, which is within the last three months of 2022, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations. We excluded equity compensation as a factor in identifying the median employee as less than 10% of our employee population receives equity grants as part of their compensation. Additionally, we used forecasted 2022 compensation (actual compensation paid January through October 2022 plus estimated compensation for November through December 2022) based on salary or wages, overtime pay, monthly allowances, statutory bonuses, and incentive pay received. Due to the geographical distribution of our employee populations, we also excluded social program contributions and other benefits as these vary greatly from country to country.

Using this methodology, we determined that the “median employee” was a full-time, salaried employee located in Malaysia. The median employee’s actual annual total compensation for the 12-month period ending December 31, 2022, was $27,198. This amount includes all wages, overtime pay, statutory and variable incentive payments, allowances and localized personal benefits converted to U.S. Dollars. The annual total compensation level for our median employee has decreased materially from 2021 due to an increase in the number of employees in Asia and the decrease in the number of employees in Europe.

2022 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our NEOs during fiscal 2022, which ended on December 31, 2022. The stock awards identified in the table below are also reported in the “Outstanding Equity Awards at December 31, 2022” table included herein. Cohu did not grant any stock options to NEOs under the 2005 Plan in fiscal 2022.

Named Executive Officer	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Luis A. Müller	Cash Incentives	-	0	675,000	1,350,000	-	-	-	-	-
	Time-based RSUs	03/14/2022	-	-	-	-	-	-	54,844	1,499,983
	Performance-based RSUs	03/14/2022	-	-	-	0	54,844	109,688	-	1,821,918
Jeffrey D. Jones	Cash Incentives	-	0	305,900	611,800	-	-	-	-	-
	Time-based RSUs	03/14/2022	-	-	-	-	-	-	17,733	484,998
	Performance-based RSUs	03/14/2022	-	-	-	0	17,733	35,466	-	589,090
Christopher G. Bohrson	Cash Incentives	-	0	269,500	539,000	-	-	-	-	-
	Time-based RSUs	03/14/2022	-	-	-	-	-	-	11,700	319,995
	Performance-based RSUs	03/14/2022	-	-	-	0	11,700	23,400	-	388,674
Thomas D. Kampfer	Cash Incentives	-	0	189,000	378,000	-	-	-	-	-
	Time-based RSUs	03/14/2022	-	-	-	-	-	-	8,683	237,480
	Performance-based RSUs	03/14/2022	-	-	-	0	8,683	17,366	-	288,449
Ian P. Lawee	Cash Incentives	-	0	180,400	360,800	-	-	-	-	-
	Time-based RSUs	03/14/2022	-	-	-	-	-	-	7,678	209,993
	Performance-based RSUs	03/14/2022	-	-	-	0	7,678	15,356	-	255,063

(1)

Amounts shown are estimated possible payouts for fiscal 2022 under the executive cash incentive plan. These amounts are based on the individual’s fiscal 2022 base salary amounts, and position. The maximum amount shown is 200% of the target amount for each of the NEOs. Actual cash incentives received by the NEOs for fiscal 2022 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Amounts earned by our NEOs for performance in 2022 are based on the attainment of performance goals for both Cohu and the individual NEO, as described in more detail in “Annual Cash Incentives” above.

(2)

The PSU awards granted to our NEOs in 2022 are subject to certain adjustments resulting from the performance of our total stockholder return (“TSR”) relative to a pre-selected comparator group over the three-year period following the date of grant. The PSU awards granted in 2022 vest 100% on the third anniversary of the date of grant.

(3)

The amounts reflect the number of RSUs awarded to each NEO under the 2005 Plan. The RSU awards granted to our NEOs in 2022 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

(4)

The amounts shown are the grant date fair value for stock awards issued in fiscal 2022. The assumptions used to calculate the grant date fair value of the awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

Outstanding Equity Awards at December 31, 2022

The following table shows all outstanding equity awards held by our NEOs at the end of fiscal 2022, which ended on December 31, 2022.

Named Executive Officer	OPTION AWARDS			STOCK AWARDS
	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Luis A. Müller	-	-	-	3/19/2019	14,780	(1)	473,699	-	-
				3/17/2020	40,352	(1)	1,293,282	80,705	2,586,595
				3/15/2021	21,453	(1)	687,569	28,604	916,758
				3/14/2022	54,844	(1)	1,757,750	54,844	1,757,750
Jeffrey D. Jones	-	-	-	3/19/2019	5,574	(1)	178,647	-	-
				3/17/2020	13,325	(1)	427,066	26,651	854,165
				3/15/2021	7,036	(1)	225,504	9,382	300,693
				3/14/2022	17,733	(1)	568,343	17,733	568,343
Christopher G. Bohrson	-	-	-	3/19/2019	3,716	(1)	119,098	-	-
				3/17/2020	8,445	(1)	270,662	16,891	541,357
				3/15/2021	4,633	(1)	148,488	6,178	198,005
				3/14/2022	11,700	(1)	374,985	11,700	374,985
Thomas D. Kampfer	-	-	-	3/19/2019	3,125	(1)	100,156	-	-
				3/17/2020	6,006	(1)	192,492	12,012	384,985
				3/15/2021	3,432	(1)	109,996	4,576	146,661
				3/14/2022	8,683	(1)	278,290	8,683	278,290
Ian P. Lawee	-	-	-	3/17/2020	5,630	(1)	180,442	11,261	360,915
				3/15/2021	3,003	(1)	96,246	4,004	128,328
				3/14/2022	7,678	(1)	246,080	7,678	246,080

(1)	RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.
(2)	Based on a closing price of Cohu’s common stock of $32.05 as reported on the Nasdaq Global Select Market on December 31, 2022.
(3)	Reflects PSUs granted under the 2020, 2021 and 2022 PSU program at the target award level. PSUs granted 2020, 2021 and 2022 vest 100% on the third anniversary of their grant.
(4)

Based on a closing price of Cohu’s common stock of $32.05 as reported on the Nasdaq Global Select Market on December 31, 2022. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.

2022 Option Exercise and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by our NEOs during fiscal 2022, which ended on December 31, 2022.

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Luis A. Müller	-	-	76,026	2,394,055
Jeffrey D. Jones	12,442	224,931	27,771	876,268
Christopher G. Bohrson	-	-	17,891	564,481
Thomas D. Kampfer	-	-	14,630	462,536
Ian P. Lawee	-	-	9,927	288,810

(1)	Based on the difference between the market price of Cohu’s common stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.
(2)

Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Dr. Müller, 37,696 shares; Mr. Jones, 13,771 shares; Mr. Bohrson, 8,873 shares, Mr. Kampfer, 7,256 shares; and Mr. Lawee, 2,915 shares.

(3)

The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu’s common stock on the vesting date. Amounts presented are gross amounts before required tax withholding.

2022 Nonqualified Deferred Compensation

The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and cash incentives. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of cash incentives. Cohu may make matching contributions as summarized in the Compensation Discussion and Analysis.

Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

As of December 31, 2022, none of our NEOs have any amounts deferred under the Deferred Compensation Plan.

Equity Compensation Plan Information

The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 31, 2022 (in thousands, except per share amounts and amounts quoted in footnotes):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (3)
Equity compensation plans approved by security holders	1,372	$-	1,261
Equity compensation plans not approved by security holders	-	-	-
	1,372	$-	1,261

(1)

Includes options, restricted stock units (RSUs) and performance stock units (PSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 31, 2022.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs and PSUs into account as RSUs and PSUs have no exercise price.
(3)	Includes 346,498 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee’s members during the last fiscal year have, at any time, been an officer or employee of Cohu. During fiscal 2022, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2022 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

Potential Payments Upon Termination or Change in Control

The Compensation Committee previously undertook, in consultation with its outside compensation advisory firm, Compensia, a review of its executive agreements. The objective of this review was to independently benchmark, assess best practices and develop standard agreements to be implemented as the Committee deemed appropriate among the Company’s executive officers. The Committee approved a form of executive severance agreement (the “Severance Agreement”) and form of change in control agreement (the “Change in Control Agreement”) for certain of the Company’s executive officers (each, an “Executive”), as described below. The Company first entered into the Severance Agreements and Change in Control Agreements on September 8, 2020.

The Severance Agreement provides that if an Executive’s employment is terminated by the Company without Cause, or additionally only in the case of Dr. Müller, if he voluntarily resigns for Good Reason, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would be entitled to: (1) any expense reimbursements, wages and other benefits due to Executive under any Company-provided plans, policies and arrangements (the “Accrued Amounts”); (2) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s annual base salary; and (3) reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period (as summarized below). If an Executive’s employment with the Company terminates (A) voluntarily by the Executive (other than for Good Reason in the case of Dr. Müller), (B) for Cause by the Company, or (C) due to Executive’s death or disability, the Executive would not be entitled to receive any severance payments, but in the event of death their estate would be eligible for a pro-rata incentive bonus for the fiscal year in which the termination date occurs.

The Change in Control Agreement provides that if an Executive’s employment is terminated by the Company without Cause or the Executive voluntarily resigns for Good Reason, in either case beginning sixty (60) days preceding the date of an event constituting a Change in Control and ending on the second anniversary of the date of the event constituting such Change in Control, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would be entitled to: (1) the Accrued Amounts; (2) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s annual base salary; (3) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s target bonus amount in the year of termination; (4) a lump sum payment equal to the pro-rated portion of Executive’s target bonus amount for the fiscal year in which the termination date occurs; (5) reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period (as summarized below); and (6) all of Executive’s then unvested awards relating to the Company’s common stock or equivalent equity awards as assumed, continued or substituted for by an Acquiror, whether stock options, shares of restricted stock, restricted stock units, performance share units, or otherwise, outstanding as of the Termination Date would become vested in full. If an Executive’s employment with the Company terminates (A) voluntarily by the Executive, other than for Good Reason, (B) for Cause by the Company, or (C) due to Executive’s death or disability, the Executive would not be entitled to receive any severance payments, but in the event of death their estate would be eligible for a pro- rata incentive bonus for the fiscal year in which the termination date occurs.

The Agreements have a three (3) year Initial Term and will be automatically extended for successive two (2) year periods starting on September 8, 2023, as neither party had delivered written notice to the other party within six (6) months prior to the completion of the then effective Term that the Agreement would not be extended.

	Severance Agreement		Change in Control Agreement
Named Executive Officer	Multiplier	COBRA Premium Payment Period	Multiplier	COBRA Premium Payment Period
Luis A. Müller	150%	18 months	200%	24 months
President & CEO
Jeffrey D. Jones	100%	12 months	150%	18 months
Sr. Vice President, Finance & Chief Financial Officer
Christopher G. Bohrson	100%	12 months	150%	18 months
Sr. Vice President, Chief Customer Officer
Thomas D. Kampfer	100%	12 months	150%	18 months
Vice President Corporate Development, General Counsel & Secretary
Ian P. Lawee	100%	12 months	150%	18 months
Sr. Vice President & General Manager, Semiconductor Test Group

Qualifying Termination in Connection with a Change of Control

For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:

(i)

Any one person, or more than one person acting as a group (“Person”) acquires ownership of Cohu’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of Cohu’s then outstanding stock;

(ii)

A change in the effective control of Cohu which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period (six (6) month period in the case of Dr. Müller) by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)

The closing of any transaction involving a change in ownership of a substantial portion of Cohu’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from Cohu that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Cohu immediately prior to such acquisition or acquisitions.

The term “change in control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Cohu is owned, directly or indirectly, by a holding company, and the holders of Cohu’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

A transaction will not be deemed a change in control unless the transaction qualifies as a change in control event for the purposes of Section 409A of the Internal Revenue Code.

Additionally, the 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.

In the event of the occurrence of both a change in control and the subsequent termination of employment (as applicable), as of December 31, 2022, the amounts payable to certain executive officers would have been as follows:

Named Executive Officer	Total ($)	Severance ($) (1)	Annual Bonus ($) (1)	Medical Benefits ($) (2)	RSUs/PSUs ($) (3)
Luis A. Müller	12,924,215	2,700,000	675,000	75,812	9,473,403
Jeffrey D. Jones	4,599,870	1,114,350	305,900	56,859	3,122,761
Christopher G. Bohrson	3,318,193	981,750	269,500	39,363	2,027,580
Thomas D. Kampfer	2,579,638	850,500	189,000	49,268	1,490,870
Ian P. Lawee	2,257,960	762,600	180,400	56,869	1,258,091

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under the Change in Control Agreements for Dr. Müller and Messrs. Jones, Bohrson and Kampfer, and Lawee. These amounts are based on the individual’s fiscal 2022 base salary.

(2)	Reflects reimbursement for continued health care benefits pursuant to COBRA, twenty-for (24) months for Dr. Müller, and eighteen (18) months for Messrs. Jones, Bohrson, Kampfer and Lawee.
(3)

The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for RSUs and PSUs have been calculated based on the total unvested RSUs and PSUs and the closing price of Cohu’s common stock of $32.05 on December 31, 2022, prior to the payment of associated taxes, held by Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee as of December 31, 2022.

Estimated Payments Upon a Qualifying Termination Not in Connection with a Change of Control

In the event of termination of employment not in connection with a change of control in the case for Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee by Cohu without cause, or by Dr. Müller for Good Reason as of December 31, 2022, the amounts payable to each executive officer would have been as follows:

Named Executive Officer	Total ($)	Severance ($) (1)	Medical Benefits ($) (2)
Luis A. Müller	1,069,359	1,012,500	56,859
Jeffrey D. Jones	474,906	437,000	37,906
Christopher G. Bohrson	411,242	385,000	26,242
Thomas D. Kampfer	410,845	378,000	32,845
Ian P. Lawee	365,913	328,000	37,913

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under Dr. Müller’s and Messrs. Jones’, Bohrson’s, Kampfer’s and Lawee’s respective Severance Agreement. These amounts are based on the individual’s fiscal 2022 base salary.

(2)	Reflects reimbursement for continued health care benefits pursuant to COBRA, eighteen (18) months for Dr. Müller, and twelve (12) months for Messrs. Jones, Bohrson, Kampfer and Lawee.

Other than as described above, and in the “Employment Agreements” and “Post-Employment Compensation” sections of the Compensation Discussion and Analysis, there are no other benefits or payments that would be paid to our NEOs upon resignation, severance, retirement, termination or a change in control.

Audit Matters

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board of Directors is composed of three (3) independent directors, as defined in the Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are William E. Bendush (Chair), Andrew M. Caggia and Yon Y. Jorden.

Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.

Cohu’s management has responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 31, 2022 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed pursuant to standards of the Public Company Accounting Oversight Board (“PCAOB”) and the applicable requirements of the SEC.

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young LLP’s independence.

Summary

Based upon the Audit Committee’s review and discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2023 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2023.

This report is submitted by the Audit Committee.

William E. Bendush (Chair)         Andrew M. Caggia         Yon Y. Jorden

Principal Accounting Fees and Services

The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 31, 2022 and December 25, 2021.

(in thousands)	2022	2021
Audit Fees (1)	$2,395	$2,829
Audit-Related Fees	-	-

Tax Fees:
Tax Compliance (2)	285	163
Tax Planning and Advice (3)	336	299
	621	462

All Other Fees	-	-

Total	$3,016	$3,291

The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2022 and 2021, 100% of the non-audit fees were pre-approved by the Audit Committee.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)

Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns and (ii) tax return examinations.
(3)	Tax planning and advisory fees were primarily driven by legal entity consolidation and restructuring initiatives arising from the Xcerra acquisition.

Certain Relationships and Related Party Transactions

The Board is committed to upholding high legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.

Since the beginning of the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which Cohu was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

●	An executive officer, director or director nominee of Cohu.
●	Any person who is known to be the beneficial owner of more than 5% of Cohu’s common stock.
●

Any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s common stock.

●

Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in Cohu’s applicable filings with the SEC as required under SEC rules.

Other Matters

The Board is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

Stockholder Proposals - 2024 Annual Meeting

Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2024 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before November 29, 2023 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.

If a stockholder intends to submit a proposal at the 2024 Annual Meeting of Stockholders of Cohu, including nominations for candidates for membership on Cohu’s Board of Directors, which proposal is not otherwise intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no earlier than October 30, 2023 and no later than November 29, 2023. If Cohu fails to receive notice of the proposal within such timeframe, any such proposal will be considered untimely, Cohu will not be required to consider or provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2024 Annual Meeting of Stockholders of Cohu.

In addition to satisfying the requirements of Cohu’s Bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Cohu’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934, as amended, no later than March 11, 2024.

Annual Report on Form 10-K

Copies of Cohu’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. The Annual Report on Form 10-K is also available at www.cohu.com and http://www.sec.gov.

By Order of the Board of Directors, Thomas D. Kampfer Secretary

Poway, California

March 28, 2023

Voting Proposals

Proposal No. 1: Election of Directors

Cohu’s Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the meeting, two (2) Class 1 directors are standing for re-election for a term expiring in 2026. The shares represented by proxies in the accompanying form will be voted by the proxy holders in accordance with the instructions given by the voting stockholders. If no specific instructions are given, however, the shares will be voted for the election of the two (2) nominees named below. Should any nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors.

Each of the two (2) director nominees currently serve as a member of the Board, and there is no family relationship between the nominees, other directors or any of Cohu’s officers. The following biographies describe the skills, qualities, attributes, and experience of the nominees that led our Board to determine that it is appropriate to nominate these directors. Biographies for each of our other continuing directors are also included below.

Required Vote

Nominees that receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) will be elected as Directors under Proposal No. 1. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR” the nominees named below.

Directors Whose Term Expires in 2026 (if elected) - Class 1

William E. Bendush Director since 2011 Age 74 Board Committees: Audit Committee (Chair) Nominating and Governance

Business Experience and Other Directorships

Mr. Bendush is the retired Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (“AMCC”), a communications semiconductor company, and during his tenure an S&P 500 constituent company, where he served from 1999 to 2003. Mr. Bendush was a director of Microsemi Corp. from 2003 until the company was acquired in 2018, and also previously served as a director at Conexant Systems, Inc. (2008 to 2011) and Smartflex Systems, Inc. (1993 to 1999).

Experience Qualifications and Attributes

We believe Mr. Bendush’s qualifications to sit on our Board include his extensive board and executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. He has been a member of four public company audit committees and chaired three, and also served as Chair of Microsemi’s compensation and nominating and governance committees during portions of his tenure there. Mr. Bendush qualifies as an “audit committee financial expert” under SEC guidelines.

Nina L. Richardson Director since 2019 Age 64 Board Committees: Compensation Committee Other Current Public Company Boards: Resideo Technologies Inc., Silicon Laboratories Inc.

Business Experience and Other Directorships

Ms. Richardson served as chief operating officer of GoPro, Inc. from February 2013 to February 2015. Prior to that, she held several executive positions of increasing responsibility at Flex Ltd., a global electronics and manufacturing service provider, leading electronics manufacturing operations with over 1000 employees in multiple geographies. Currently, she serves as managing director of Three Rivers Energy, Inc., a company she co-founded in 2004, and she has been an independent consultant since March 2015. Ms. Richardson also currently serves as a director of Silicon Laboratories Inc., a position she has held since January 2016; and as a director of Resideo Technologies, Inc., a position she has held since October 2018. She previously served as a director at Eargo, Inc. (2020 to 2022), Zayo Group Holdings, Inc. (2015 to 2018), Callidus Software, Inc. (2017 to 2018) and Silicon Graphics International Corp. (“SGI”) (2016).

Experience Qualifications and Attributes

We believe Ms. Richardson’s qualifications to sit on our Board include her extensive board and executive experience in engineering, manufacturing, sales, supply chain management and global operations. She has held executive positions in a variety of industry sectors including consumer electronics, technology, and manufacturing. Ms. Richardson offers a uniquely broad perspective in that she has been a member of six public company compensation committees and is presently Chair of two public company nominating and governance committees.

Information Concerning Other Continuing Directors Not Standing for Election in 2023

Directors Whose Term Expires in 2024 - Class 2

Andrew M. Caggia Director since 2014 Age 74 Board Committees: Audit Committee Nominating and Governance (Chair)

Business Experience and Other Directorships

Mr. Caggia is the retired Senior Vice President and Chief Financial Officer of SMSC, where he worked from 2000 until his retirement in 2006. Mr. Caggia also served as a director of SMSC from 2001 until its purchase by Microchip Technology Incorporated in 2012. Prior to SMSC, Mr. Caggia was Senior Vice President and Chief Financial Officer of General Semiconductor, Inc. from 1997 to 2000.

Experience Qualifications and Attributes

We believe Mr. Caggia’s qualifications to sit on our Board include his extensive executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Caggia qualifies as an “audit committee financial expert” under SEC guidelines.

Yon Y. Jorden Director since 2021 Age 68 Board Committees: Audit Committee Other Current Public Company Boards: Alignment Healthcare, Inc., Capstone Green Energy Corp.

Business Experience and Other Directorships

Ms. Jorden is the retired Executive Vice President and Chief Financial Officer of AdvancePCS, a position she held from 2002 to 2004. Prior to that she served as chief financial officer of three other publicly traded companies: Informix, Oxford Health Plans and WellPoint, Inc. She currently serves as a director of Capstone Green Energy, a position she has held since April 2017; as a director of Alignment Healthcare, Inc., a position she has held since January 2022, and as a director for the not-for-profit Methodist Health System, a position she has held since 2008. She previously served as a director at Maxwell Technologies (2008 to 2017), BioScrip (2014 to 2015), Magnetek, Inc. (2004 to 2013) and U.S. Oncology (2008 to 2010).

Experience Qualifications and Attributes

We believe Ms. Jorden’s qualifications to sit on our Board include her extensive board and financial executive experience across several industries and her experience with financial accounting matters for complex global organizations. Ms. Jorden qualifies as an “audit committee financial expert” under SEC guidelines. She is also a board leadership fellow of the National Association of Corporate Directors, demonstrating her commitment and leadership as a board member.

Luis A. Müller Director since 2014 Age 53 Other Current Public Company Boards: Celestica Inc.

Business Experience and Other Directorships

Dr. Müller has been the President and Chief Executive Officer of Cohu since December 28, 2014. He also currently serves as a director of Celestica Inc., a position he has held since August 2021. His previous roles at Cohu include serving as President of Cohu’s Semiconductor Equipment Group (“SEG”) from 2011 to 2014; Managing Director of Rasco GmbH from 2009 to 2011; Vice President of Delta Design’s High Speed Handling Group from 2008 to 2009; and Director of Engineering at Delta Design from 2005 to 2008. Prior to joining Cohu, Dr. Müller spent nine years at Teradyne Inc., where he held management positions in engineering and business development.

Experience Qualifications and Attributes

We believe Dr. Müller’s qualifications to sit on our Board include his extensive executive, including CEO, experience in the semiconductor equipment industry, broad knowledge of business development and strategy, semiconductor technologies, corporate governance and international operations.

Directors Whose Term Expires in 2025 - Class 3

Steven J. Bilodeau Director since 2009 Age 64 Board Committees: Compensation Committee (Chair) Nominating and Governance

Business Experience and Other Directorships

Mr. Bilodeau is the retired President and Chief Executive Officer of Standard Microsystems Corporation (“SMSC”), a semiconductor manufacturer, where he served from 1999 until 2008. Mr. Bilodeau served as a director of Maxwell Technologies from May 2016 and was appointed Chairperson in May 2017 until its sale to Tesla in May 2019. Mr. Bilodeau also served as a director of SMSC from 1999 until 2012, and as SMSC’s Chairperson of the Board from 2000 until 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp. (2009 to 2011), Conexant Systems, Inc. (2004 to 2011) and Gennum Corporation (2008 to 2012).

Experience Qualifications and Attributes

We believe Mr. Bilodeau’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the high technology and semiconductor industries and his knowledge of international operations, business strategy and corporate governance. Mr. Bilodeau was first appointed Lead Independent Director of the Board in May 2018.

James A. Donahue Director since 1999 (non-executive Director since 2015) Age 74

Business Experience and Other Directorships

Mr. Donahue has been the non-executive Chairperson of Cohu since December 24, 2015. Prior to this he served as Executive Chairperson of Cohu from December 28, 2014 to December 24, 2015, and as Chairperson of the Board from 2010 until 2014. Mr. Donahue was President and Chief Executive Officer of Cohu from 2000 to 2014, and President and Chief Operating Officer of Cohu from 1999 to 2000. He also served concurrently as President of Delta Design, Inc., a wholly owned subsidiary of Cohu from 1983 to 2010. Mr. Donahue also previously served as a director of SMSC from 2003 until 2012.

Experience Qualifications and Attributes

We believe Mr. Donahue’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the semiconductor equipment industry and broad knowledge of business development and strategy, corporate governance and operations.

Andreas W. Mattes Director since 2022 Age 61 Board Committees: Compensation Committee

Business Experience and Other Directorships

Mr. Mattes is the retired Chief Executive Officer, President and board member of Coherent, Inc., a position he held from April 2020 to July 2022. From June 2019 until joining Coherent, he was a Senior Advisor to McKinsey & Company. From 2013 to 2017, he was the Chief Executive Officer and board member of Diebold Nixdorf Incorporated, and also served as its President from 2013 to 2016. Prior to that, Mr. Mattes was Senior Vice President, Global Strategic Partnerships at Violin Memory in 2013. He has also held various senior management positions with Hewlett-Packard Co. From 2008 to 2011, he was the Senior Vice President and General Manager of Hewlett Packard’s Enterprise Services for the Americas, and from 2006 to 2008, he was Hewlett Packard’s Chief Sales Officer for the Enterprise Business. Mr. Mattes spent the first 20 years of his career, from 1985 to 2005, at Siemens, holding a variety of senior leadership positions. Mr. Mattes also served on the board of Velodyne Lidar, Inc., from June 2022 to February 2023 when the company merged with another entity.

Experience Qualifications and Attributes

We believe Mr. Mattes’ qualifications to sit on our Board include his substantial technology industry experience, experience as Chief Executive Officer and board member of publicly traded companies, and extensive experience in managing large global businesses, sales organizations and mergers and acquisitions.

Proposal No. 2: Advisory Vote to Approve Named Executive Compensation

At our 2017 annual meeting, our Board recommended and our stockholders approved holding an advisory vote on the compensation of our NEOs every year. In connection with Proposal No. 2, we are holding an advisory vote on the frequency of the stockholder vote on executive compensation. See “Proposal No. 3: Advisory vote on the frequency of holding an advisory vote on Named Executive Officer compensation.” Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to cast an advisory vote to approve the compensation of our NEOs as described in this proxy statement.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders. At our 2022 Annual Meeting, our stockholders approved the proposal, with approximately 99% of the votes cast voting in favor of the proposal.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs. This year, we are again asking our stockholders to vote “FOR” the compensation of our NEOs as disclosed in this proxy statement.

Compensation Program and Philosophy

As described under the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”), the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

●	To pay for performance;
●	To attract, motivate and retain talented executive officers;
●	To motivate progress toward Company-wide financial and business objectives while balancing rewards for short- term and long-term performance; and
●	To align the interests of our executive officers with those of stockholders.

We urge stockholders to read the CD&A beginning on page 21 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to Cohu’s recent and long-term success.

Required Vote

A majority of the votes cast is required to approve Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Cohu approve, in a non-binding vote, the compensation of Cohu’s NEOs as disclosed pursuant to the CD&A, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to Cohu’s 2023 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on Cohu, the Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors unanimously recommends a vote √ “FOR” approval, on an advisory basis, of the resolution on executive compensation.

Proposal No. 3: Advisory vote on the frequency of holding an advisory vote on Named Executive Officer compensation

Pursuant to the Dodd-Frank Act and related rules of the SEC, we are providing our stockholders with the opportunity to indicate their preference as to how frequently we should present an advisory vote to our stockholders regarding the compensation of our NEOs (similar to Proposal 2). Stockholders may indicate their preference to do so once every year, every two years, or every three years. We last conducted a “Say When on Pay” advisory vote in 2017 and are required to seek such advisory vote no less frequently than once every 6 years.

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate selection and embodies our Compensation Committee’s and Board’s commitment to open dialogue with our stockholders regarding key corporate governance issues, including matters relating to executive compensation. The Board believes that an annual advisory vote on executive compensation has in the past and will continue to provide a useful process for our stockholders to provide meaningful input to the Compensation Committee and the Board on our executive compensation philosophy, policies and practices. While the Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, our stockholders are being asked to indicate their preference, on an advisory basis, as to whether a non-binding stockholder advisory vote on the approval of our named executive officer compensation practices should be held every year, every two years, or every three years.

Stockholders may cast a vote on their preferred voting frequency by choosing the option of every “1 Year,” “2 Years” or “3 Years,” or abstain from voting, in response to the resolution presented below:

Required Vote

The choice of frequency that receives the highest number of affirmative “FOR” votes will be considered the advisory vote of our stockholders. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our NEOs as “RESOLVED, that the option of once every “1 Year,” “2 Years” or “3 Years” that receives the highest number of stockholder votes cast for this resolution will be determined to be the preferred frequency with which the Company is advised to hold a non-binding stockholder advisory vote to approve the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

The option that receives the highest number of votes cast by stockholders will be the preferred frequency selected by our stockholders in response to the resolution presented above. As an advisory vote, this proposal is non-binding, will not be construed as overruling a decision by the Compensation Committee, the Board or the Company, and will not create or imply any additional fiduciary duties of the Compensation Committee, the Board or the Company or imply any change to such fiduciary duties. Nevertheless, the Compensation Committee, the Board and the Company highly value the opinions of our stockholders, and intend to consider the outcome of this vote when making future decisions regarding how often to submit a non-binding advisory vote to our stockholders regarding the compensation of our named executive officers. At our 2017 annual meeting, our Board recommended and our stockholders approved holding an advisory vote on the compensation of our NEOs every year. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended, as required to be done at least every six years, we are asking our stockholders to cast an advisory vote to approve the compensation of our NEOs as described in this proxy statement.

The Board of Directors unanimously recommends a vote √ “FOR” for the option of every “1 Year,” on an advisory basis, on the resolution on the frequency of holding an advisory vote on Named Executive Officer compensation.

Proposal No. 4: Approval of Amendments to the Cohu, Inc. 2005 Equity Incentive Plan

We are asking stockholders to approve certain amendments to our 2005 Equity Incentive Plan (the “2005 Plan”), which will among other things, increase the number of shares of our common stock available for issuance under the 2005 Plan by an additional 3,200,000 shares. As proposed to be amended, our 2005 Plan contains the following material changes from the terms which are currently in effect for our 2005 Plan (the “2005 Plan Amendments”):

●	increases the number of shares of common stock available for issuance under the 2005 Plan by an additional 3,200,000 shares,
●	specifies an annual limit of $750,000 on our non-employee director compensation,
●	increases the amounts permitted for cash payouts of performance awards from the current limit of $2,000,000 to $4,000,000 per each fiscal year in the performance period, and
●

provides that performance goals used for setting the vesting criteria of performance awards may be any selected measures of objective or subjective business, financial, individual performance or other performance criteria.

Our Board recommends stockholders approve the 2005 Plan Amendments to promote our long-term growth and profitability by aligning the interests of our key employees with those of other stockholders and providing additional incentives to enhance stockholder value.

Our Board believes that Cohu’s success is due to its highly talented employee base and that future success depends on our ability to continue attracting and retaining high-caliber employees. Our ability to grant equity awards is a necessary and powerful recruiting and retention tool to maintain and create stockholder value. Apart from our broad-based 1997 Employee Stock Purchase Plan (see Proposal No. 5 in this proxy statement), the 2005 Plan is our only active employee equity incentive plan. As a result, we believe that the current authorized number of shares under the 2005 Plan is completely inadequate to provide reasonable incentives to our employees going forward. Non-approval of the 2005 Plan Amendments may compel us to increase the cash component of employee compensation because the Company would need to replace components of compensation previously delivered through equity awards.

In connection with our share-based compensation programs, we are committed to using equity incentive awards prudently and within reasonable limits. We closely monitor our share award annual “burn rate.” Our annual burn rate is determined by dividing a) two-times the number of our common shares subject to “full-value” time-based awards we grant during a fiscal year (currently all in the form of RSUs) and the performance share units (“PSUs”) that are earned and become vested based on the achievement of the applicable performance goals during the fiscal year by b) the weighted average number of our shares of common stock outstanding during that fiscal year. We do not include deferred stock unit awards issued in lieu of cash compensation of equal value in determining the burn rate illustrated in the following table.

Fiscal Year	Options Granted	RSUs Granted	PSUs Vested (1)	Total RSUs Granted and PSUs Vested	Weighted Average Common Share Outstanding	Burn Rate
2022	-	426,201	55,009	481,210	48,799,403	1.97%
2021	-	258,953	124,688	383,641	48,459,893	1.58%
2020	-	755,941	39,075	795,016	41,854,328	3.80%
3-Year Average	-	480,365	72,924	553,289	46,371,208	2.45%

(1)

Represents the number of PSUs which were earned and became vested in the fiscal year and which are reported as “Released” in our annual report on Form 10-K for the applicable fiscal year. For additional information on the number of our PSUs outstanding, granted, vested and cancelled for each fiscal year, please see our annual report on Form 10-K for such fiscal year.

On March 16, 2023, the closing price of our common stock on the Nasdaq Global Select Market was $37.68 per share. As of March 16, 2023, 47,288,231 shares of our common stock were outstanding. As of March 16, 2023, awards covering 1,821,927 shares were outstanding under the 2005 Plan and have yet to be exercised or settled in shares of common stock. Accordingly, as of March 16, 2023, a total of 441,300 shares remained available for the future grant of awards under the 2005 Plan.

In determining the number of shares to request for approval under the 2005 Plan Amendments, our Compensation Committee considered various factors, including our recent share usage, anticipated hiring needs in the next two years, potential dilution, our current stock price, recent experiences in the equity awards expected by new hire candidates, and general guidance from institutional proxy advisory firms, such as ISS, that our stockholders might consider in evaluating the 2005 Plan Amendment. After reviewing this information, our Compensation Committee decided to request that our stockholders approve an additional 3,200,000 shares for issuance under the 2005 Plan.

Based on our current equity award practices, the Compensation Committee estimates that the additional shares that would be authorized by the 2005 Plan Amendments may be sufficient to provide us with an opportunity to grant equity awards for approximately three (3) years. Circumstances that could alter this estimate include the future price of our common shares, the mix of options and full-value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Our Board adopted the 2005 Plan Amendments on March 14, 2023, subject to approval by our stockholders. If stockholders do not approve the 2005 Plan Amendments, the maximum number of shares that may be issued under the 2005 Plan will not be increased and the other terms of the 2005 Plan will not be changed.

Highlights of the 2005 Plan

The 2005 Plan, as amended, continues to contain provisions that we believe are consistent with best practices in equity compensation and which protect the stockholders’ interests, as described below.

●	No evergreen authorization. The 2005 Plan does not have an evergreen provision, which would have permitted an annual increase in the share pool without further stockholder approval.
●

Gross share counting. The 2005 Plan generally provides for gross share counting. The number of shares remaining available for grant under the 2005 Plan is reduced by the gross number of shares subject to options and stock appreciation rights, including those settled on a net basis, and any shares withheld for taxes in connection with the vesting or settlement of any award will not again be available for the future grant of awards. Further, any shares of our common stock we repurchase in the open market with option exercise proceeds will not increase the maximum number of shares that may be issued under the 2005 Plan.

●

Individual award limits. The 2005 Plan limits the maximum number of shares for which share-denominated awards may be granted to any employee in any fiscal year (or earned for each fiscal year contained in a performance period) and the maximum dollar amount that an employee may earn for each fiscal year contained in a performance period under a cash-denominated award.

●

Minimum vesting. The 2005 Plan requires each award to have a minimum vesting period of one year, except for 5% of the aggregate number of shares authorized for issuance under the 2005 Plan, or if vesting is accelerated upon a participant’s death or disability or in connection with a change in control.

●

No automatic vesting upon a change in control. The 2005 Plan does not provide for automatic acceleration of award vesting upon a change in control. An acquiring corporation may assume, continue or substitute new awards for outstanding awards, and if it does so, the vesting of the outstanding awards will generally not accelerate on the change in control. The vesting of awards that are not assumed, continued or replaced by a publicly held corporation will be accelerated. The plan administrator has the discretion to accelerate the vesting of outstanding awards or to require that participants exchange outstanding stock-based awards for a payment in cash.

●

Prohibition on repricing. The 2005 Plan prohibits the repricing of options or stock appreciation rights without the approval of our stockholders, including the cancellation and replacement of options or stock appreciation rights with a grant of options or stock appreciation rights having lower exercise prices, a grant of full-value awards or payments in cash.

●

No discounted options or stock appreciation rights. Options and stock appreciation rights must have an exercise price or base price at or above the fair market value per share of our common stock on the date of grant.

●	No tax gross-ups. The 2005 Plan does not provide for any tax gross-ups.
●

No liberal change-in-control definition. Under the 2005 Plan, a change in control occurs upon the consummation of the transaction rather than the announcement or stockholder approval of the transaction.

●

Limitation on dividends and dividend equivalents. Any dividends or dividend equivalents payable in connection with an award will be subject to the same restrictions as the underlying award and will not be paid until and unless such award vests or is settled, if later.

Summary of the 2005 Plan

A summary of the principal provisions of the 2005 Plan, as amended, is set forth below. The summary is qualified by reference to the full text of the amended 2005 Plan, a copy of which is attached as Appendix B to this Proxy Statement.

General. The purpose of the 2005 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives may be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares (which may consist of performance share units (“PSUs”), deferred stock units (“DSUs”), performance units, certain other stock-based awards and cash-based performance awards.

Authorized Shares. If the 2005 Plan Amendments are approved by the stockholders, the aggregate number of shares authorized for issuance under the 2005 Plan will increase by 3,200,000 shares to 13,430,747 shares.

If any award granted under the 2005 Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance under the 2005 Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 2005 Plan, to the award limits described below and to all outstanding awards. However, shares will not again become available for issuance under the 2005 Plan if they are (i) withheld or surrendered to satisfy tax withholding obligations, (ii) surrendered in payment of stock option exercise prices (either by means of a cashless exercise, attestation or actual surrender of shares) or (iii) subject to a stock appreciation right and are not issued upon settlement of the stock appreciation right.

Limitation on Awards and Other Compensation to Nonemployee Directors. The 2005 Plan provides for an annual limit of $750,000 for compensation awarded to any nonemployee director during each calendar year, including both shares of stock subject to 2005 Plan awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes) and any cash fees paid to such nonemployee director (but excluding any expense reimbursements or distributions from any deferred compensation program.

Award Limits. The 2005 Plan limits the numbers of shares for which awards may be granted or dollar value for which awards may be paid during specified periods of time, subject to appropriate adjustment in the event of any change in the capital structure of the Company, as follows:

●

Options and Stock Appreciation Rights. No employee may be granted in any fiscal year of the Company options or stock appreciation rights which in the aggregate are for more than 500,000 shares, provided that the Company may make an additional one-time grant to any newly-hired employee of a stock option or stock appreciation right award for the purchase of up to an additional 250,000 shares.

●

Restricted stock and RSUs. No employee may be granted in any fiscal year of the Company one or more awards of restricted stock or RSUs which are not performance shares for more than 200,000 shares, provided that the Company may make an additional one-time grant to any newly-hired employee of a restricted stock or RSU award for up to an additional 100,000 shares.

●

Performance Shares and Performance Units. For each fiscal year of the Company contained in the applicable performance period, no employee may be granted awards of performance shares (which may include PSUs) that could result in the employee receiving an issuance of more than 250,000 shares of common stock or awards of performance units that could result in the employee receiving a cash payout of more than $4,000,000. A participant may not receive an award of performance shares and performance units with respect to any performance period.

●	Performance Bonus Awards. No participant may be paid a performance cash bonus which is greater than $4,000,000 for each fiscal year of the Company contained in the applicable performance period.

Administration. The 2005 Plan is administered by the Compensation Committee of the Board of Directors, or, in the absence of such committee, by the Board of Directors (for purposes of this summary, the term “Committee” refers to either such committee or the Board of Directors). Subject to the provisions of the 2005 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. All awards granted under the 2005 Plan must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee may amend, cancel, renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The 2005 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. The Committee will interpret the 2005 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2005 Plan or any award.

Prohibition of Option and SAR Repricing. The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full-value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.

Minimum Vesting. No more than 5% of the aggregate number of shares authorized under the 2005 Plan may be issued pursuant to awards that provide for vesting over a period of less than one year. This minimum vesting requirement will not prohibit the Committee from accelerating the vesting of awards in connection with a “Change in Control,” as defined by the 2005 Plan, or upon a participant’s death or disability.

Eligibility. Awards other than incentive stock options may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporations of the Company. As of March 16, 2023, the Company had approximately 3,000 employees, no consultants and seven (7) non-employee directors who are eligible to receive awards under the 2005 Plan.

Incentive stock options are no longer eligible to be granted under the 2005 Plan. At the time incentive stock options were eligible to be granted under the 2005 Plan, they were only eligible to be granted to individuals who, at the time of grant, were employees of the Company or any parent or subsidiary corporation of the Company. The plan terms described below as applicable to incentive stock options reflect the permitted terms of such awards when they were previously eligible to be granted under the 2005 Plan.

Stock Options. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The 2005 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price, by such other lawful consideration as approved by the Committee, or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the optionee’s surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee, subject to the minimum vesting requirements described above. The maximum term of any option granted under the 2005 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. The Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.

Generally, stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Committee in its sole discretion, other than to a third party financial institution for value.

Stock Appreciation Rights. A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company common stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash or in shares of common stock. The Committee may grant stock appreciation rights under the 2005 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Committee, subject to the minimum vesting requirements described above. The maximum term of any stock appreciation right granted under the 2005 Plan is ten years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

Restricted Stock Awards. The Committee may grant restricted stock awards under the 2005 Plan in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, subject to the minimum vesting requirements described above, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends or other distributions paid with respect to our common stock, except that such dividends and other distributions will be subject to the same restrictions as the original award.

Restricted Stock Units. The Committee may grant RSUs under the 2005 Plan which represent a right to receive shares of common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of RSUs or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant RSU awards subject to vesting conditions based on such service or performance criteria as the Committee specifies, subject to the minimum vesting requirements described above. Participants have no voting rights or rights to receive cash dividends with respect to RSU awards until the RSUs vest and shares of common stock are issued in settlement of such awards. Non-employee directors who elect to defer settlement of their RSU shares are eligible to receive dividend equivalents during the deferral period and are paid when the award is ultimately settled at the deferred settlement date. The Committee may grant RSUs that entitle their holders to receive dividend equivalents, which are rights to receive additional RSUs for a number of shares whose value is equal to any cash dividends we pay and that are subject to the same vesting conditions and settled at the time that the vested RSUs are settled.

Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines, subject to the minimum vesting requirements described above. The performance goals are set forth in a written agreement between the Company and the participant. These awards may be designated as performance shares (which may include PSUs) or as cash-settled performance units or other cash-based performance bonuses.

Performance shares may be granted in the form of restricted stock or PSU and represent the right to earn or receive shares subject to attainment of performance goals. Performance units represent the right to receive a cash payment, the amount of which is determined by reference to the value of a specified number of our shares, subject to the attainment of performance goals. Cash-based performance bonuses represent the right to receive a cash payment determined pursuant to such formula and other terms as determined by the Committee, subject to the attainment of performance goals.

Performance awards will specify a predetermined amount of cash or shares that may be earned by the participant to the extent that one or more performance goals are attained within the applicable performance period. In granting a performance award, the Committee will establish one or more performance goals based on the attainment of specified target levels with respect to one or more measures of objective or subjective business, financial, or individual performance or other performance criteria as may be selected by the Committee.

Following completion of the applicable performance period, the Committee will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid, or number of shares to be issued to or otherwise earned by the participant. In its discretion, the Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company’s common stock, provided that the dividend equivalents will be paid only to the extent that the performance award becomes vested and nonforfeitable.

No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Stock Unit Awards. The 2005 Plan provides that the Committee may grant deferred stock unit awards in lieu of payment in cash or stock of all or any portion of such participant’s cash and/or stock compensation. Deferred stock units are unfunded bookkeeping units, each representing a right to receive one share of our common stock in accordance with the terms and conditions of a deferred stock unit award agreement.

Deferred stock unit awards granted in lieu of earned cash compensation are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of units subject to the award on a date set forth in the participant’s written agreement in accordance with the terms of the 2005 Plan at the time of his or her advance election. Such deferred stock units granted in lieu of earned cash compensation are not subject to the minimum vesting requirements described above. The Committee may also grant deferred stock units that are linked to the achievement of performance goals or other vesting criteria, in which case they would be subject to the minimum vesting requirements.

A holder of a deferred stock unit has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock unit. However, the Committee may grant deferred stock units entitling their holders to be credited with dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional units determined by the fair market value of a share of common stock on the dividend payment date and will be paid to the holder at the same time that the deferred stock units are settled. Prior to settlement, no deferred stock unit may be assigned or transferred other than by will or the laws of descent and distribution.

Other Stock-Based Awards. The Committee may also grant one or more awards not specifically identified by the terms of the 2005 Plan that would provide a participant with either: (i) a share of stock; (ii) the right to purchase a share of stock; (iii) has a value derived from a share of stock; or (iv) an exercise or conversion privilege related to a share of stock. Other stock-based awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, subject to the minimum vesting requirements described above, and any such award may not be transferred by the participant until vested.

Change in Control. The 2005 Plan defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may, without any participant’s consent, assume or continue any or all outstanding awards or substitute substantially equivalent new awards for any or all outstanding awards. The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise or purchase price per share, if any, under the award.

In the event of a Change in Control in which outstanding awards are not assumed, continued or replaced by a publicly held corporation, then all unexercisable, unvested or unpaid portions of such outstanding awards will become immediately exercisable, vested and payable in full immediately prior to the date of the Change in Control.

Any award not assumed, exercised or settled prior to the Change in Control will terminate. The 2005 Plan authorizes the Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.

Termination or Amendment. The 2005 Plan will continue in effect until the first to occur of (i) its termination by the Board or (ii) the date on which all shares available for issuance under the 2005 Plan have been issued and all restrictions on such shares under the terms of the 2005 Plan and the agreements evidencing awards granted under the 2005 Plan have lapsed. Incentive stock options were not eligible to be granted under the 2005 Plan after May 10, 2015. The Board may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval if the Board deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the common stock of the Company is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Board, and, in any event, may not materially adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

The following is only a summary of the United States federal income tax consequences to participants who receive 2005 Plan awards and does not purport to be complete. Interested parties and participants should refer to the applicable provisions of the Code. The summary does not address other taxes such as state and local income taxes, federal and state estate, inheritance and gift taxes and foreign taxes. Each participant should consult his or her own tax advisor concerning the tax consequences of the 2005 Plan.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes.

The “determination date” is the date on which a nonstatutory stock option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. No taxable income is recognized when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Units Awards. A participant generally will recognize no income upon the grant of performance shares (including PSUs), performance units, RSUs and cash-based performance bonus opportunities. Upon the settlement and/or payment of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Stock Unit Awards. A participant generally will recognize no income upon the grant of a Deferred Stock Unit Award. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our common stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Other Stock-Based Awards. A participant generally will recognize income with respect to any other stock-based award at the time and in the manner required by the applicable provisions of the Code and such taxation will depend upon the specifics of any such award. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by Section 162(m) or other applicable provisions of the Code.

Historical Plan Benefits

Stock Options Granted to Certain Individuals and Groups. The number of awards (if any) that an individual may receive under the 2005 Plan is at the discretion of the Compensation Committee and therefore cannot be determined in advance. Our executive officers are eligible to receive awards under the 2005 Plan and, accordingly, our executive officers have an interest in this proposal. The following table sets forth the total number of shares of the Company’s common stock subject to awards granted under the 2005 Plan to the listed persons and groups since the initial adoption of the 2005 Plan through March 16, 2023.

Aggregate Past Grants Under the 2005 Plan

Name and Position	Number of Options Granted	Number of RSUs/PSUs Granted
Luis A. Müller President and Chief Executive Officer	255,721	1,076,198
Jeffrey D. Jones Senior Vice President Finance and Chief Financial Officer	175,972	426,763
Christopher G. Bohrson Senior Vice President and Chief Customer Officer	-	186,016
Thomas D. Kampfer Vice President Corporate Development, General Counsel and Secretary	-	125,088
Ian P. Lawee Senior Vice President and General Manager, Semiconductor Test Group	-	75,769
All Current Named Executive Officers, as a Group (5 Persons)	431,693	1,925,834
All Current Non-Employee Directors who are not Executive Officers, as a Group (7 Persons)	628,949	717,196
All Other Employees, Including all Current Officers who are not Named Executive Officers, as a Group	2,151,166	5,324,342

Required Vote

A majority of the votes cast is required to approve Proposal No. 4. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR” approval of amendments to the Cohu 2005 Equity Incentive Plan. The Board of Directors believes that the proposed amendments to the 2005 Plan are in the best interests of the Company and its stockholders for the reasons stated above. Therefore, the Board unanimously recommends a vote “FOR” approval of the amendments to the 2005 Plan.

Proposal No. 5: Approval of Amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan

We are asking stockholders to approve an amendment to our 1997 Employee Stock Purchase Plan (the “1997 ESPP”) to, among other things increase the number of shares that may be issued under the 1997 ESPP by an additional 600,000 shares. As proposed to be amended, our 1997 ESPP contains the following material changes from the terms which are currently in effect for our 1997 ESPP (together, the “1997 ESPP Amendments”):

●	increases the number of shares of common stock available for issuance under the 1997 ESPP by an additional 600,000 shares to 3,750,000 shares, and
●	eliminates the requirement that no participant may purchase shares for any offering period with a value exceeding $12,500 divided by the share value on the first date of the offering period.

Our Board recommends stockholders approve the 1997 ESPP Amendments to promote our long-term growth and profitability by aligning the interests of our employees with those of other stockholders and providing additional incentives to enhance stockholder value. The 1997 ESPP is designed to allow eligible employees of the Company and its participating subsidiaries (whether now existing or subsequently established or acquired) to purchase common shares at designated intervals at a discount through their accumulated payroll deductions or other contributions.

Our Board believes that Cohu’s success is due to its highly talented employee base and that future success depends on our ability to continue attracting and retaining high-caliber employees. Our ability to grant equity awards is a necessary and powerful recruiting and retention tool to maintain and create stockholder value. Currently, a maximum of 3,150,000 shares of our common stock may be issued under the 1997 ESPP. As of March 16, 2023, a total of 2,803,502 shares of our common stock have been issued under the 1997 ESPP, and 346,498 shares are available for future issuances. As a result, we believe that the current authorized number of shares under the 1997 ESPP is inadequate to provide reasonable incentives to our employees going forward.

The 1997 ESPP is otherwise substantially unchanged since our stockholders approved certain amendments to the 1997 ESPP at the 2019 Annual Meeting of Stockholders. Our employees are our most valuable assets, and the 1997 ESPP is important to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. The purchase of stock is also crucial to our ability to motivate employees to achieve our long-term goals and provides a source of capital.

Our Board adopted the 1997 ESPP Amendments on March 14, 2023, subject to approval by stockholders. If stockholders do not approve the 1997 ESPP Amendments, no shares will be added to the number of shares reserved for issuance under the 1997 ESPP and the $12,500 offering period purchase limit will remain in effect. A summary of the principal provisions of the 1997 ESPP as proposed to be amended is set forth below. The summary is qualified by reference to the full text of the 1997 ESPP, as amended, a copy of which is attached as Appendix C to this Proxy Statement.

Summary of the 1997 ESPP

Purpose. The Board of Directors believes that the recruitment and retention of qualified personnel are essential to the Company’s continued growth and success and that the 1997 ESPP is necessary for the Company to remain competitive in its compensation practices. The majority of high technology companies have purchase plans similar to the 1997 ESPP described herein. The 1997 ESPP provides employees the opportunity to purchase our common stock at a discount from market through payroll deductions.

Administration. The 1997 ESPP is administered by the Compensation Committee of the Board. The Committee has full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the 1997 ESPP. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

Eligibility and Participation. Any regular employee, including officers, who is employed by the Company (or any of its majority-owned subsidiaries) for more than 20 hours per week and more than five months in a calendar year is eligible to participate in the 1997 ESPP, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by the Code. As of March 16, 2023, approximately 3,000 employees were eligible to participate in the 1997 ESPP. Eligible employees become participants in the 1997 ESPP by delivering a subscription agreement authorizing payroll deductions prior to the applicable offering date, or at such other time as may be determined by the Compensation Committee with respect to a given offering. By executing a subscription agreement to participate in the 1997 ESPP, each employee is granted a right to purchase shares of our common stock. No employee may subscribe for shares under the 1997 ESPP if, immediately after the grant of the purchase right, the employee would own 5% or more of the voting stock of all classes of stock of the Company, nor may any employee be granted purchase right that would permit such employee to purchase stock under the 1997 ESPP at a rate that exceeds $25,000 in value (determined at the fair market value of the shares at the time the purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

Offering Periods. The 1997 ESPP is implemented in a series of successive offering periods each with a duration of six months. Offering periods commence on or about November 1 and May 1. Shares are purchased by participants on the last business day of each offering period. The Board of Directors may alter the duration of the offering periods without stockholder approval, provided that no offering period may have a term exceeding 27 months.

Purchase Price. The price per share at which shares are purchased under the 1997 ESPP is equal to the lower of (i) 85% of the fair market value of the common stock on the date of commencement of the offering period and (ii) 85% of the fair market value of the common stock on the last day of the offering period. The fair market value of our common stock on any relevant date will be deemed to equal the closing price on such date on the Nasdaq Global Select Market. On March 16, 2023, the closing price of the Company’s common stock on the Nasdaq Global Select Market was $37.68 per share.

Payment of Purchase Price; Payroll Deductions. The purchase price for shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant’s eligible compensation, which is defined in the 1997 ESPP to include regular straight-time salary, exclusive of any payments for overtime, bonuses, commissions or incentive compensation. Each participant’s right to purchase shares during a six-month offering period is limited to 3,000 shares. Payroll deductions commence on the first payday following the commencement of the offering and continue until the end of the offering period unless sooner terminated as provided for in the 1997 ESPP. All payroll deductions are credited to the participant’s account under the 1997 ESPP and are deposited with our general funds and may be used by the Company for any corporate purpose.

Withdrawal. A participant’s interest in a given offering may be terminated in whole, but not in part, by signing and delivering a notice of withdrawal from the 1997 ESPP. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period and will result in a refund of all payroll deductions for that offering period. Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant’s interest in that offering. A participant who ceases to be an eligible employee receives a refund of their payroll deductions for the offering period in which such loss of eligibility status occurs. No interest is paid on such refunds.

Shares Reserved for Issuance; Capital Changes. If 1997 ESPP Amendments are approved by the stockholders, the number of shares authorized for issuance under the 1997 ESPP will be 3,750,000 shares. In the event any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of common stock outstanding, we will make appropriate adjustments to outstanding purchase rights and the offering period purchase limits. In the event the Company is acquired by merger or asset sale during an offering period, all outstanding purchase rights may be assumed or equivalent purchase rights may be substituted by the successor corporation. If the successor corporation does not agree to assume or substitute for the purchase rights, the Board will provide for outstanding purchase rights to be exercised immediately prior to the acquisition.

Nonassignability. No rights or accumulated payroll deductions of an employee under the 1997 ESPP may be pledged, assigned or transferred for any reason, and any such attempt may be treated as an election to withdraw from the 1997 ESPP.

Amendment and Termination. The 1997 ESPP will continue in effect until the first to occur of (i) its termination by the Board of Directors, (ii) the date on which all shares available for issuance under the 1997 ESPP have been issued or (iii) the date on which all outstanding purchase rights are exercised in connection with an acquisition of the Company. The Board of Directors may at any time amend or terminate the 1997 ESPP, except that such termination shall not affect purchase rights previously granted nor may any amendment make any change in a purchase right granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the 1997 ESPP without the prior approval of our stockholders if such amendment would increase the number of shares reserved under the 1997 ESPP, permit payroll deductions in excess of 10% of the participant’s compensation, materially modify the eligibility requirements or materially increase the benefits which may accrue under the 1997 ESPP.

Summary of U.S. Federal Income Tax Consequences

The following is only a summary of the United States federal income tax consequences to participants in the 1997 ESPP and does not purport to be complete. Interested parties and participants should refer to the applicable provisions of the Code. The summary does not address other taxes such as state and local income taxes, federal and state estate, inheritance and gift taxes and foreign taxes. Each participant should consult his or her own tax advisor concerning the tax consequences of the 1997 ESPP.

The 1997 ESPP is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the purchase right or when shares are purchased. Upon disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the first day of the offering period in which the shares were acquired and more than one year after the purchase date of the shares then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares, or (ii) 15% of the fair market value of the shares on the first day of the offering period, will be treated as ordinary income, and any further gain upon such disposition will be treated as long-term capital gain. If the shares are disposed of before the expiration of the holding periods described above, the excess of the fair market value of the shares on the last day of the offering period over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not entitled to a deduction for amounts taxable to a participant, except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the holding periods described above.

Amended Plan Benefits and Additional Information

Because benefits under the 1997 ESPP will depend on employees’ elections to participate and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the proposed amendment to the 1997 ESPP is approved by the stockholders. Non-employee directors are not eligible to participate in the 1997 ESPP.

The number of shares of common stock purchased under the 1997 ESPP since its inception through March 16, 2023 by the following individuals and groups are as follows:

Name and Position	Number of Shares
Luis A. Müller President and Chief Executive Officer	-
Jeffrey D. Jones Senior Vice President Finance and Chief Financial Officer	-
Christopher G. Bohrson Senior Vice President and Chief Customer Officer	1,221
Thomas D. Kampfer Vice President Corporate Development, General Counsel and Secretary	-
Ian P. Lawee Senior Vice President and General Manager, Semiconductor Test Group	1,684
All Current Named Executive Officers, as a Group (5 Persons)	2,905
All Other Employees, Including all Current Officers who are not Named Executive Officers, as a Group	2,803,502

No shares were purchased under the 1997 ESPP by any non-employee directors, any other nominees for election as directors or any associates of such directors or nominees or of any executive officers, and no person has purchased five percent or more of the total number of shares issued under the 1997 ESPP.

Required Vote

A majority of the votes cast is required to approve Proposal No. 5. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR” approval of amendments to the 1997 ESPP. The Board of Directors believes that the proposed amendments to the 1997 ESPP are in the best interests of the Company and its stockholders for the reasons stated above. Therefore, the Board unanimously recommends a vote “FOR” approval of the amendments to the 1997 ESPP.

Proposal No. 6: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 30, 2023. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 31, 2022, and also provided certain tax services. See “Principal Accounting Fees and Services” on page 52. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement. Ernst & Young LLP (or its predecessor firms) has been Cohu’s independent registered public accounting firm since 1956. Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 30, 2023. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Required Vote

A majority of the votes cast is required to approve Proposal No. 6. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR” the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 30, 2023.

Voting and Meeting Information

General Information

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (“Cohu”), of your proxy for use at the 2023 Annual Meeting of Stockholders to be held on Wednesday, May 10, 2023, at 1:00 p.m. Pacific Time (the “Meeting”). The Meeting will be a ‘‘virtual-only” meeting of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live webcast of the Meeting by visiting http://www.virtualshareholdermeeting.com/COHU2023 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

Electronic Distribution

We are furnishing our proxy materials to our stockholders over the internet using “Notice and Access” delivery. Electronic delivery is faster, convenient, economical and more environmentally friendly. On or about March 28, 2023 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and the Cohu 2022 Annual Report via the Internet and how to vote your proxy. If you received the Notice of Internet Availability of Proxy Materials, you will not automatically receive a printed copy of Cohu’s proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Voting

On March 16, 2023, the record date fixed by our Board of Directors (the “Board”), Cohu had outstanding 47,228,231, shares of common stock. Only stockholders of record as of the close of business on March 16, 2023, will be entitled to vote at the Meeting and any adjournment thereof. We encourage you to read the entire Proxy Statement for more information prior to voting.

Voting Procedures

As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. This proxy statement relates only to the solicitation of proxies from the stockholders with respect to the election of the two (2) Class 1 directors nominated by the Board, an advisory vote on named executive officer compensation, an advisory vote on the frequency of holding an advisory vote on named executive officer compensation, approval of amendments to the Cohu, Inc. 2005 Equity Incentive Plan, approval of amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan, and ratification of the appointment of Cohu’s independent registered public accounting firm. Each share of Cohu’s common stock you own entitles you to one vote for each proposal.

Methods of Voting

If you are a Cohu stockholder of record, you may vote by following the Internet voting instructions on your Notice of Internet Availability of Proxy Materials. If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating and returning your proxy card. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

If you are a stockholder of record and return a signed proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the named nominees for Class 1 director, FOR the advisory vote to approve named executive officer compensation, FOR conducting the advisory vote on named executive officer compensation each year hereafter, FOR the approval of amendments to the Cohu, Inc. 2005 Equity Incentive Plan, FOR the approval of amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan, and FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal year 2023, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.

If you are a beneficial owner of shares, your broker, bank, trustee, or other nominee may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee, or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Voting over the Internet. If you are a stockholder of record, to vote over the Internet, please follow the instructions included on your Notice of Internet Availability of Proxy Materials.

Voting by Mail. If you are a stockholder of record and have requested a paper copy of the proxy materials you may vote by mail by signing and returning the proxy card in the prepaid and addressed envelope provided. If you do that, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. If you have requested a paper copy of the proxy materials you may vote by telephone by following the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting in Person at the Virtual Meeting. The Meeting will be held entirely online to allow for greater participation. Stockholders may participate in the Meeting by visiting the following website: http://www.virtualshareholdermeeting.com/COHU2023. To participate in the Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Meeting; however, you may not vote beneficially held shares electronically at the Meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder and those institutions will likely require your instructions to be submitted before the deadline listed above. Even if you plan to attend the Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Meeting.

Log in Instructions. To attend the Meeting, please log in at http://www.virtualshareholdermeeting.com/COHU2023. Stockholders as of the record date will need their unique 16-digit control number, which appears on the Notice and the instructions that accompanied the proxy materials, in order to be able to be able to submit a question or vote at the Meeting. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the Meeting by following the instructions in the voting instruction card provided by your bank, broker or other nominee.

Submitting Questions Prior To or at the Meeting. If you would like to submit a question to be addressed during the question and answer portion of the Meeting, you may do so in advance at http://www.virtualshareholdermeeting.com/COHU2023, or you may type it into the dialog box provided at any point during the Meeting (until the floor is closed to questions). We intend to answer questions submitted prior to or during the Meeting that are pertinent to the Cohu and the Meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning approximately thirty minutes prior to the start of and during the Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the Meeting. If you encounter any difficulties accessing the Meeting during the check-in or during the Meeting, please call the technical support number that will be posted on the Meeting website log-in page.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. In order to do this as a stockholder of record, you must:

●	Enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;
●	Provide written notice of the revocation to Cohu’s Secretary; or
●	Attend the Meeting and vote in person.

If you are the beneficial owner of your shares (shares registered in the name of a broker, bank or other nominee), you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 16, 2023, must be present in person or represented by proxy in order to hold the Meeting and to conduct business. Your shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. Proxies marked as abstaining on any matter and broker non- votes (as described below) will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

For Proposal No. 1, Cohu utilizes a majority voting standard in uncontested elections of directors. In an uncontested election, a director nominee must receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) in order to be elected. If the number of shares voted “Against” a director exceeds the number of shares voted “For” such director in any election, then the director nominee(s) would be requested to submit a letter of resignation and the Board would decide, through a process managed by the Nominating and Governance Committee, whether to accept the resignation. A contested election will generally include any situation in which Cohu receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders. A plurality voting standard continues to apply in contested director elections.

The affirmative vote of a majority of the shares of Cohu common stock cast at the Meeting is required for approval of the advisory vote on named executive compensation (Proposal No. 2), approval of amendments to the Cohu, Inc. 2005 Equity Incentive Plan (Proposal No. 4), approval of amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan (Proposal No. 5), and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 6). For the approval of the advisory vote of the preferred frequency with which future advisory votes on executive compensation should be held (Proposal No. 3), the choice of frequency that receives the highest number of affirmative “FOR” votes will be considered the advisory vote of our stockholders.

Broker Non-Votes

Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on “routine” matters. Only Proposal No. 6 (the ratification of the appointment of Cohu’s independent registered public accounting firm) is considered “routine.” Your broker will not have discretion to vote on any of the other matters, which are deemed “non-routine” matters, absent direction from you. Accordingly, shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposal Nos. 1, 2, 3, 4 and 5 and will not affect the outcome of these proposals. We strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions

For the election of directors (Proposal No. 1) under our majority voting standard, abstentions are deemed to be votes cast and have the same effect as a vote “Against” this proposal. Abstentions will have no effect on the advisory vote of the preferred frequency with which future advisory votes on executive compensation should be held (Proposal No. 3). Abstentions will have no effect on the election of directors (Proposal No. 1). Abstentions will be treated as being present and entitled to vote on the approval of the advisory vote on named executive compensation (Proposal No. 2), the approval the amendments to the Cohu, Inc. 2005 Equity Incentive Plan) (Proposal No. 4), the amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan (Proposal No. 5), and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 6) and, therefore, will have the effect of votes “Against” on Proposals 2, 4, 5 and 6.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days of the Meeting. After the reports are filed, you may obtain a copy by:

●	Visiting our website at www.cohu.com;
●	Contacting our Investor Relations department at (858) 848-8106; or
●	Viewing our Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu may engage, as necessary, an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

Householding

Under “householding,” stockholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability of Proxy Materials unless one or more of these stockholders notifies us that they wish to receive individual copies. Stockholders who participate in householding will continue to be able to request and receive separate proxy cards. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding but you and other stockholders of record with whom you share an address received multiple copies of the Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the Notice for your household, please contact: Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, CA 92064-6817 or by telephone at 858-848-8119. If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact Cohu’s Corporate Secretary as indicated above. Upon request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. Beneficial owners can request information about householding from their broker, banks, trustee, or other nominee.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2023

This proxy statement and Cohu’s Fiscal Year 2022 Annual Report are both available at http://materials.proxyvote.com/192576 and www.cohu.com

Appendices

Appendix A

Non-GAAP Financial Measures

This Proxy Statement includes references to non-GAAP Net Income, EPS, Gross Profit and Pre-tax Income. These financial measures differ from such figures prepared under generally accepted accounting principles (GAAP) by adjusting Cohu’s actual results prepared under GAAP to exclude charges and the related income tax effect for: share-based compensation, the amortization of acquired intangible assets, restructuring costs, manufacturing transition and severance costs, acquisition-related costs and associated professional fees, fair value adjustment to contingent consideration, reduction of indemnification receivable, amortization of favorable/unfavorable lease adjustments and purchase accounting inventory step-up included in cost of sales. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided below and should be considered together with the Condensed Consolidated Statements of Income. Human Resources and the Compensation Committee utilized these non-GAAP measure in evaluating compensation decisions in 2022 to benchmark compensation decisions based on measures utilized by management and the Board in evaluating Cohu’s performance.

These non-GAAP measures are not meant as a substitute for GAAP but are included for informational and comparative purposes. Cohu’s management believes that this information can assist investors in evaluating Cohu’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

A reconciliation of these non-GAAP measures to GAAP is as follows:

Net income reconciliation (in thousands)	Twelve Months Ended December 31, 2022	Diluted EPS
Net income from continuing operations - GAAP basis	$96,847	$1.98
Share-based compensation	14,918	0.31
Amortization of purchased intangible assets	33,185	0.68
Restructuring charges related to inventory adjustments in cost of sales	(454)	(0.01)
Restructuring charges	605	0.01
Manufacturing transition and severance costs	1,703	0.03
PP&E step-up included in SG&A	72	-
Payroll taxes related to accelerated vesting of share-based awards	132	0.01
Tax effect of non-GAAP adjustments	(5,063)	(0.10)
Net income - non-GAAP basis	$141,945	$2.91
Weighted average diluted shares used in computing income (loss) per shares:
GAAP-basis		48,799
Non-GAAP basis		48,799

Gross Profit Reconciliation (in thousands)	Twelve Months Ended December 31, 2022
Net sales	$812,775

Gross profit - GAAP basis (1)	$383,326
Share-based compensation	646
Restructuring charges related to inventory adjustments in cost of sales	(454)
Manufacturing transition and severance costs	(13)
Gross profit - non-GAAP basis	$383,505

(1) Excludes amortization of $26,023 for the twelve months ending December 31, 2022.

GAAP gross profit (as a % of net sales)	47.2%
Non-GAAP gross profit (as a % of net sales)	47.2%

Pretax income reconciliation (in thousands)	Twelve Months Ended December 31, 2022
Pretax income - GAAP basis	$126,715
Share-based compensation	14,918
Amortization of purchased intangible assets	33,185
Restructuring charges related to inventory adjustments in cost of sales	(454)
Restructuring charges	605
Manufacturing transition and severance costs	1,703
PP&E step-up included in SG&A	72
Payroll taxes related to accelerated vesting of share-based awards	132
Pretax income - non-GAAP basis	$176,876

Pretax income - GAAP basis (as a % of net sales)	15.6%
Pretax income - non-GAAP basis (as a % of net sales)	21.8%

Appendix B

Cohu, Inc. 2005 Equity Incentive Plan, as Amended and Restated

1.            Establishment, Purpose and Term of Plan.

1.1    Establishment. The Cohu, Inc. 2005 Equity Incentive Plan (the “Plan”) was originally established effective as of May 10, 2005, the date of its approval by the stockholders of the Company (the “Initial Effective Date”), and is hereby most recently amended and restated, subject to stockholder approval, effective May 10, 2023.

1.2    Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, Restricted Stock Units, Deferred Stock Units and Other Stock-Based Awards. After the Initial Effective Date, the Company terminated, and no longer issued any awards from under, the Company’s 1998 Stock Option Plan, 1996 Outside Directors Stock Option Plan and 1996 Stock Option Plan.

1.3    Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Incentive Stock Options shall be granted, if at all, within ten (10) years from the Initial Effective Date.

2.           Definitions and Construction.

2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)    “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b)    “Award” means any Option, SAR, Restricted Stock, Performance Share, Performance Unit, Restricted Stock Unit, Deferred Stock Unit or Other Stock-Based Award granted under the Plan.

(c)    “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement,” a “SAR Agreement,” a “Restricted Stock Agreement,” a “Performance Share Agreement,” a “Performance Unit Agreement,” a “Restricted Stock Unit Agreement,” a “Deferred Stock Unit Agreement,” or an “Other Stock-Based Award Agreement.”

(d)    “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(e)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(f)    “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(g)    “Company” means Cohu, Inc., a Delaware corporation, or any successor corporation thereto.

(h)    “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on a Form S-8 Registration Statement under the Securities Act.

(i)    “Deferred Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9.3 of the Plan to receive a share of Stock on a date determined in accordance with the Plan and the Participant’s Award Agreement.

(j)    “Director” means a member of the Board or of the board of directors of any other Participating Company.

(k)    “Disability” means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Participating Company Group because of the sickness or injury of the Participant.

(l)    “Dividend Equivalent” means a credit, made at the discretion of the Board or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(m)   “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)    “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)    If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq Stock Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii)    If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(p)    “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(q)    “Insider” means an Officer, a Director of the Company or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(r)    “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Committee, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other applicable laws.

(s)    “Net-Exercise” means a procedure by which the Participant will be issued a number of shares of Stock determined in accordance with a formula X = Y(A-B) / A, where:

X = the number of shares of Stock to be issued to the Participant upon exercise of the Option;

Y = the total number of shares with respect to which the Participant has elected to exercise the Option; A = the Fair Market Value of one (1) share of Stock;

B = the exercise price per share (as defined in the Participant’s Award Agreement).

(t)    “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an Incentive Stock Option.

(u)    “Officer” means any person designated by the Board as an officer of the Company.

(v)    “Option” means a right to purchase Stock pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(w)    “Other Stock-Based Award” means an Award granted or denominated in Stock or units of Stock pursuant to Section 9.5 of the Plan.

(x)    “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(y)    “Participant” means any eligible person who has been granted one or more Awards.

(z)    “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation or Affiliate.

(aa)    “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(bb)    “Performance-Based Award” means an Award the earning or vesting of which is based all or in part upon the attainment of one or more Performance Goals.

(cc)    “Performance Bonus Award” means the cash award set forth in Section 9.6

(dd)    “Performance Goal” means the criteria that the Committee uses to establish performance targets and the formulas for determining whether such performance targets have been obtained. Such Performance Goals may be based upon one or more Performance Measures, subject to the following: Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, as used generally in the Company’s industry, or as defined by the Committee before granting the Performance-Based Award. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit or business segment as may be selected by the Committee. Performance Measures may be measured annually or cumulatively over a period of whole or partial years. For purposes of the Plan, the Performance Measures applicable to a Performance-Based Award shall be calculated in accordance with U.S. generally accepted accounting principles, but prior to the accrual or payment of any Performance-Based Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance-Based Award. Performance targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance-Based Award determined under the applicable Performance-Based Award formula by the level attained during the applicable Performance Period. A Performance target may be stated as an absolute value or as a value determined relative to a standard, including against the results of one or more prior years or against one or more companies or indexes, selected by the Committee.

(ee)    “Performance Measures” means one or more measures of objective or subjective business, financial, or individual performance or other performance criteria established by the Committee.

(ff)    “Performance Period” means a period established by the Committee at the end of which one or more Performance Goals are to be measured.

(gg)    “Performance Share” means a right granted to a Participant pursuant to Section 9.1, to receive Stock, the vesting and/or issuance of which is contingent upon achieving certain Performance Goals or other performance based targets established by the Committee. Performance Shares rights may be granted in the form of Restricted Stock or Restricted Stock Units.

(hh)    “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9.2 of the Plan to receive a cash payment equal to the value of a Performance Unit, as determined by the Committee, based upon achieving certain Performance Goals or other performance based targets.

(ii)    “Restricted Stock” means Stock granted to a Participant pursuant to Section 8 of the Plan that is subject to certain conditions (including any applicable Vesting Conditions), and may be subject to risk of forfeiture.

(jj)    “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9.4 of the Plan to receive the value associated with a share of Stock on a date determined in accordance with the provisions of the Plan and the Participant’s Award Agreement.

(kk)    “Restriction Period” means the period established in accordance with Section 8 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(ll)    “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(mm)    “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

(nn)    “Securities Act” means the Securities Act of 1933, as amended.

(oo)    “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Option Agreement. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(pp)    “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(qq)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(rr)    “Ten Percent Owner Participant” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ss)    “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.

2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.           Administration.

3.1    Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan or of any Award shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2    Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election. The Board may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Board or the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider; provided, however, that (a) such Awards shall not be granted for shares in excess of the maximum aggregate number of shares of Stock authorized for issuance pursuant to Section 4.1, (b) the exercise price per share of each Option shall be not less than the Fair Market Value per share of the Stock on the effective date of grant (or, if the Stock has not traded on such date, on the last day preceding the effective date of grant on which the Stock was traded), and (iii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Board or the Committee.

3.3    Powers of the Board. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a)    to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

(b)    to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c)    to determine the type(s) of Other Stock-Based Awards, and their terms and conditions that may be granted under the Plan;

(d)    to determine the Fair Market Value of shares of Stock or other property;

(e)    to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Award, including by the withholding or delivery of shares of Stock, (iv) subject to Section 3.6 below (Minimum Vesting), the timing, terms and conditions of the exercisability of the Award or the vesting of any Award of any shares acquired pursuant thereto, (v) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service with the Participating Company Group on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(f)    to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(g)    to approve one or more forms of Award Agreement;

(h)    to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto provided however; that a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing;

(i)    to accelerate, continue, extend or defer the exercisability of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service with the Participating Company Group provided however, that a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing;

(j)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws or regulations of, or to accommodate the tax policy, financial accounting or custom of, foreign jurisdictions whose citizens may be granted Awards;

(k)    to authorize, in conjunction with any applicable Company deferred compensation plan, that the receipt of cash or Stock subject to any Award under this Plan, may be deferred under the terms and conditions of such Company deferred compensation plan; and

(l)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4    Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5    No Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options and/or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, full-value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This paragraph shall not be construed to apply to (x) “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code; (y) adjustments pursuant to an assumption or substitution of an Option or SAR that complies with Section 409A of the Code; or (z) adjustments under Section 4.2 (Adjustments for Changes in Capital Structure).

3.6    Minimum Vesting. Notwithstanding any provision of the Plan to the contrary, except with respect to five percent (5%) of the maximum aggregate number of shares of Stock that may be issued under the Plan, as provided in Section 4, no Award that may be exercisable for, or settled in, shares of Stock shall vest earlier than one year following the date of grant of such Award, provided, however, that such limitations shall not preclude the acceleration of vesting of such Award upon the death or disability of the Participant or in connection with a Change in Control, as determined by the Committee in accordance with Section 11.

3.7    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.           Shares Subject to Plan.

4.1    Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 13,430,747, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If any outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for grant under the Plan. Shares of Stock shall not be deemed to have been granted pursuant to the Plan with respect to any portion of an Award that is settled in cash. Notwithstanding anything to the contrary in this Section 4.1, the following shares of Stock shall not be available for reissuance under the Plan: (i) shares of Stock with respect to which the Participant has received the benefits of ownership (other than voting rights), either in the form of dividends, shares sold pursuant to a Cashless Exercise described in Section 6.3(a) or otherwise; (ii) shares of Stock which are withheld from any Award or payment under the Plan to satisfy tax withholding obligations pursuant to Section 14.2; (iii) shares of Stock which are surrendered by any Participant (through a Cashless Exercise, actual delivery of the shares or attestation of ownership) to fulfill tax withholding obligations or to pay the applicable exercise price for any Award; (iv) shares of Stock subject to the grant of a SAR which are not issued upon settlement of the SAR; and (v) shares of Stock repurchased by the Company using proceeds from the exercise of an Option.

4.2    Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, in the Award Limits set forth in Section 5.4 and in the exercise price or purchaser price of any outstanding Awards. If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 11.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Awards to provide that such Awards are accurately reflected for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price and/or purchase price per share of, the outstanding Awards (if any) shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price and/or purchase price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

4.3    Assumption or Substitution of Awards. The Board may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

5.           Eligibility and Award Limitations.

5.1    Persons Eligible for Awards. Awards may be granted only to Employees, Consultants, and Directors.

5.2    Participation. Awards are granted solely at the discretion of the Board. Eligible persons may be granted more than one (1) Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3    Incentive Stock Option Limitations.

(a)    Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b)    Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4    Award Limits.

(a)    Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than Five Hundred Thousand (500,000) shares of Stock, provided, however, that the Company may make an additional one- time grant to any newly-hired Employee of an Option and/or SAR for the purchase of up to an additional Two Hundred and Fifty Thousand (250,000) shares of Stock.

(b)    Restricted Stock and Restricted Stock Units. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Units which are not Performance Shares or Performance Units, for more than Two Hundred Thousand (200,000) shares of Stock, provided, however, that the Company may make an additional one-time grant to any newly-hired Employee of a Restricted Stock Award or Restricted Stock Units of up to an additional One Hundred Thousand (100,000) shares of Stock.

(c)    Performance Shares and Performance Units. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (A) Performance Shares which could result in such Employee receiving an issuance of more than Two Hundred Fifty Thousand (250,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Award, (B) Performance Units which could result in such Employee receiving more than $4,000,000 for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Share or Performance Unit for the same Performance Period.

(d)    Performance Bonus Awards. No Employee shall be paid a Performance Bonus Award pursuant to Section 9.6 which is greater than $4,000,000 for each full fiscal year of the Company contained in the Performance Period for such award.

5.5    Nonemployee Director Award Limit. Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director (but excluding any expense reimbursements or distributions from any deferred compensation program applicable to the Nonemployee Director), may not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

6.           Terms and Conditions of Options.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1    Exercise Price. The exercise price for each Option shall be established in the discretion of the Board; provided, however, that (a) the exercise price per share for an Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner Participant shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Sections 409A or 424(a) of the Code.

6.2    Exercisability and Term of Options. Subject to Section 3.6 (Minimum Vesting), Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3    Payment of Exercise Price.

(a)    Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice of exercise electing a Net-Exercise, (v) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Board may at any time or from time to time, by approval of or by amendment to the standard forms of Award Agreement described in Section 10, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)    Limitations on Forms of Consideration.

(i)    Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii)    Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(iii)    Net-Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to grant Incentive Stock Options, or to grant, or amend, any Nonstatutory Options to provide that such Options may be exercised by the means of a Net-Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4    Effect of Termination of Service. An Option shall be exercisable after a Participant’s termination of Service to such extent and during such period as determined by the Board, in its discretion, and set forth in the Award Agreement evidencing such Option. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in the Award Agreement is prevented by the provisions of Section 13.1, the Option shall remain exercisable until the later of (a) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (b) the end of the applicable time period set forth in the Award Agreement, but in any event, no later than the expiration date of the Option.

6.5    Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Board, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act, provided that no Option may be transferred to a third party financial institution for value.

6.6    No Reload Options. No Option shall contain a reload feature that results in a new Option granted automatically upon delivery of shares of Stock to the Company in payment of the exercise price or any tax withholding obligation.

7.           Terms and Conditions of Stock Appreciation Rights.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Board shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1    Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

7.2    Exercise Price and Other Terms. The Board, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of each SAR granted under the Plan; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3    Exercise of SARs. Subject to Section 3.6 (Minimum Vesting), SARs will be exercisable on such terms and conditions as the Board, in its sole and absolute discretion, will determine.

7.4    Award Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Board, in its sole discretion, will determine.

7.5    Expiration of SARs. Each SAR grant under the Plan will expire upon the date determined by the Board, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the requirements of Sections 6.2, 6.3, 6.4 and 6.5 also will apply to SARs to the extent not replaced or superseded by the terms of any Award Agreement.

8.           Terms and Conditions of Restricted Stock Awards.

Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Board shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1    Grant of Restricted Stock. The Board is authorized to make Awards of Restricted Stock to any Participant selected by the Board in such amounts and subject to such terms and conditions as determined by the Board.

8.2    Issuance and Restrictions. Restricted Stock Awards will be subject to such restrictions on transferability and other restrictions as the Board may impose (including, without limitation, limitations on the right to vote shares of Stock or the right to receive dividends on the Stock). Subject to Section 3.6 (Minimum Vesting), these restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Board determines at the time of the grant of the Award or thereafter.

8.3    Forfeiture. Except as otherwise determined by the Board at the time of grant of the Award or thereafter, upon termination of Service during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions will be forfeited.

8.4    Voting Rights; Dividends and Distributions. Except as may be provided in any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, then any and all new, substituted or additional securities or other property to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

9.           Terms and Conditions of Other Types of Awards.

Other types of Awards, such as Performance Shares, Performance Units, Deferred Stock Units, Restricted Stock Units, Other Stock-Based Awards and Performance Bonus Awards (collectively “Other Types of Award”) shall be evidenced by Award Agreements specifying the type of Award and the number of shares of Stock subject to the Award, in such form as the Board shall from time to time establish. No Other Type of Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing any Other Type of Award may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1    Performance Shares. Any Participant selected by the Committee may be granted one or more Performance Share awards which will be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Goals or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, subject to Section 3.6 (Minimum Vesting). In making such determinations, the Committee will consider (among other such factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Participant.

9.2    Performance Units. Any Participant selected by the Committee may be granted one or more Performance Unit awards which will be denominated in units of value, which, without limitation, may include the dollar value of shares of Stock, and which may be linked to any one or more of the Performance Goals or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, subject to Section 3.6 (Minimum Vesting). In making such determinations, the Committee will consider (among other such factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Participant.

9.3    Deferred Stock Units. Any Participant selected by the Board may be granted an award of Deferred Stock Units in the manner determined from time to time by the Board. The number of Deferred Stock Units will be determined by the Board and may be linked to the Performance Goals or other specific performance criteria determined to be appropriate by the Board, in each case on a specified date or dates or over any period or periods determined by the Board, subject to Section 3.6 (Minimum Vesting). Stock underlying a Deferred Stock Unit award will not be issued until the Deferred Stock Units have vested, pursuant to a vesting schedule or performance criteria set by the Committee if applicable, or upon such settlement date as may be elected by the Participant. Unless otherwise provided by the Board, a Participant awarded Deferred Stock Units will have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested, if applicable, and the Stock underlying such Award has been issued. In addition, Deferred Stock Units may be granted automatically with respect to such number of shares of Stock and upon such other terms and conditions as established by the Board in lieu of:

(a)    cash or shares of Stock otherwise issuable to such Participant upon the exercise or settlement of a Restricted Stock Unit Award, Performance Share Award or Performance Unit Award; or

(b)    any cash to be otherwise paid to the Participant in the form of salary, bonus, commissions, or such other compensation program maintained by the Company.

9.4    Restricted Stock Units. The Board is authorized to make Awards of Restricted Stock Units to any Participant selected by the Board in such amounts and subject to such terms and conditions as determined by the Board. The number of Restricted Stock Units will be determined by the Board and may be linked to the Performance Goals or other specific performance criteria determined to be appropriate by the Board, in each case on a specified date or dates or over any period or periods determined by the Board, subject to Section 3.6 (Minimum Vesting). At the time of grant, the Board will specify the date or dates on which the Restricted Stock Units will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Board will specify the settlement date applicable to each grant of Restricted Stock Units which will be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant if permitted by the Board, in its discretion. On the settlement date, the Company will transfer to the Participant either (i) one unrestricted, fully transferable share of Stock or (ii) cash equal to the value of one such share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and which was not previously forfeited. The Board will specify the purchase price, if any, to be paid by the Participant to the Company for such shares of Stock.

9.5    Other Stock-Based Awards. Any Participant selected by the Board may be granted one or more awards that provide Participants with shares of Stock or the right to purchase shares of Stock or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in shares of Stock and which may be linked to any one or more of the Performance Goals or other specific performance criteria determined appropriate by the Board, in each case on a specified date or dates or over any period or periods determined by the Board, subject to Section 3.6 (Minimum Vesting). In making such determinations, the Board will consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation to the particular Participant.

9.6    Performance Bonus Awards. Any Participant selected by the Committee may be granted one or more Performance-Based Award in the form of a cash bonus payable upon the attainment of Performance Goals that are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

9.7    Term of Other Type Awards. Except as otherwise provided herein, the term of any Other Type Award will be set by the Board in its sole and absolute discretion and set forth in any applicable Award Agreement.

9.8    Exercise or Purchase Price. The Board may establish the exercise or purchase price, if any, of any Other Type Award; provided, however, that such price will not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable law.

9.9    Exercise Upon Termination of Service. Any Other Type of Award will only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Board in its sole and absolute discretion may provide that any Other Type of Award may be exercised or paid subsequent to a termination of Service, as applicable, or following a Change in Control, or because of the Participant’s retirement, death or disability, or otherwise, subject to Section 3.6 (Minimum Vesting).

9.10    Form of Payment. Payments with respect to any Other Type of Award will be made in cash, in Stock or a combination of both, as determined by the Board and as set forth in any applicable Award Agreement.

9.11    Award Agreement. All Other Types of Awards will be subject to such additional terms and conditions as determined by the Board and will be evidenced by a written Award Agreement.

9.12    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by any Other Type of Award until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Board, in its discretion, may provide in the Award Agreement evidencing any Other Type of Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which such shares of Stock underlying any such award are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional units with respect to whole shares of Stock, or such cash equivalent, depending on the type of award, as of the date of payment of such cash dividends on Stock or any other date determined by the Board. The number of additional units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the shares of Stock underlying such award previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents shall be accumulated and paid to the extent that such Award becomes nonforfeitable upon the satisfaction of the applicable Vesting Conditions or, if applicable, on the deferred settlement date of the underlying Deferred Stock Units award. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Board. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Other Type of Awards so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.13    Nontransferability of Awards. Prior to settlement or payment of any Other Type of Award in accordance with the provisions of the Plan, no such award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to such award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.         Standard Forms of Award Agreement.

10.1    Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Board and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Board may approve from time to time.

10.2    Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

11.          Change in Control.

11.1    Definitions.

(a)    An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company.

(b)    A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 11.1(a)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. Notwithstanding this Section 11.1(b), to the extent that an Award constitutes a “deferral of compensation” (as defined in and subject to Section 409A of the Code) and provides for a payment or a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described above unless such event shall constitute a “change in control event” under Section 409A.

11.2    Effect of Change in Control on Awards.

(a)    Accelerated Vesting. Notwithstanding any other provision of the Plan to the contrary, the Board, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of any or all outstanding Awards and shares acquired pursuant thereto upon such conditions and to such extent as the Board shall determine.

(b)    Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, assume or continue the Company’s rights and obligations under any or all outstanding Awards or substitute for any or all outstanding Awards substantially equivalent awards for the Acquiring Corporation’s stock. In the event that the Acquiring Corporation elects not to assume or substitute for outstanding Awards in connection with a Change in Control, or if the Acquiring Corporation is not a “publicly held corporation” within the meaning of Section 162(m) of the Code, the exercisability, vesting and/or settlement of each such outstanding Award and any shares acquired pursuant thereto held by a Participant whose Service has not terminated prior to such date shall be accelerated effective immediately prior to, but conditioned upon, the consummation of the Change in Control or another date determined by the Board, subject to any applicable limitations imposed thereon by Section 409A of the Code. The exercise, vesting and/or settlement of any Award and any shares acquired pursuant thereto that was permissible solely by reason of this Section 11.2 and the provisions of such applicable Award Agreement shall be conditioned upon the consummation of the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised or settled as of the time of the Change in Control shall terminate and cease to be outstanding effective as of the time of the Change in Control. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Awards immediately prior to an Ownership Change Event described in Section 11.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Awards shall not terminate unless the Board otherwise provides in its discretion.

(c)    Cash-Out of Outstanding Stock-Based Awards. The Board may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock outstanding immediately prior to the Change in Control shall be canceled in exchange for a payment with respect to each share of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise price per share, if any, under such. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards or as otherwise determined by the Board.

11.3    Federal Excise Tax Under Section 4999 of the Code.

(a)    Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A of the Code, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b)    Determination by Tax Firm. To aid the Participant in making any election called for under Section 11.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 11.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiring Corporation, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.

(c)    No Tax Gross-ups. The Company shall have no obligation to make any tax gross-up payment for any Award granted under the Plan.

12.         Provision of Information.

Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

13.         Compliance with Applicable Law.

13.1    Securities Laws. The grant of Options and the issuance of shares of Stock upon exercise of Options shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. Options may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

13.2    Section 409A. The Plan and all Awards are intended to be exempt from or comply with Section 409A of the Code and shall be interpreted and administered accordingly. Unless exempt from Section 409A of the Code, each payment made under the Plan to any Participant is designated as a separate payment. Any payment under the Plan that is subject to Section 409A of the Code and is otherwise due to a “specified employee” within the six-month period after “separation from service,” as each specified term is defined under Section 409A, shall accumulate without interest and be paid on the first payroll date after the end of the six- month period or, if earlier, within ten business days after the appointment of a personal representative or executor of the estate after the Participant’s death. Notwithstanding the foregoing, none of the Participating Company Group, its contractors, agents and employees, the Board and each member of the Board shall have any obligation to prevent, minimize, or pay any gross-up payment to offset any negative tax consequences of any failure to follow the requirements of Section 409A or be liable for these consequences.

14.         Tax Withholding.

14.1    Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

14.2    Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

15.         Termination or Amendment of Plan.

The Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Option unless expressly provided by the Board. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option without the consent of the Participant, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

16.         Stockholder Approval.

The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the stockholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Options granted prior to stockholder approval of the Plan or in excess of the Authorized Shares previously approved by the stockholders shall become exercisable no earlier than the date of stockholder approval of the Plan or such increase in the Authorized Shares, as the case may be.

17.         Miscellaneous Provisions.

17.1    Forfeiture Events. The Board may specify in an Award Agreement that a Participant’s rights or payments under an Award shall be reduced or forfeited upon certain events. These events may include, among other things, breach of non-competition, non- solicitation, confidentiality, or other restrictive covenants in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Service for specified causes, or other conduct by the Participant that is detrimental to the business or reputation of the Participating Company Group.

17.2    Fractional Shares. No Award shall be exercisable for fractional shares of Common Stock, nor shall fractional shares be issued under the Plan. The Board may choose to pay cash, additional Awards, or other securities or property instead of fractional shares of Common Stock, or to round off or eliminate fractional shares.

17.3    Clawback or Recoupment. Unless otherwise specified in the Award Agreement or determined in the Board’s sole discretion, all Awards, and all shares of Stock or cash payable under each Award, are subject to any clawback or recoupment policy adopted by the Company (including any policy required under the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws).

17.4    Beneficiary Designation. A Participant may designate one or more beneficiaries who may exercise the Participant’s rights under the Plan upon the Participant’s death. Any beneficiary designation shall be in the written form the Company requires, shall revoke all prior designations by the same Participant, and shall be effective when filed with the Company during the Participant’s lifetime. A married Participant who designates a beneficiary other than a spouse may be required by applicable laws to provide the spouse’s consent. If a Participant dies without a properly designated living beneficiary, the Company shall pay any remaining unpaid benefits under the Plan in accordance with the applicable laws of descent and distribution.

17.5    Stockholder Rights. Unless applicable laws require or the Board determines, (a) no Participant shall have the rights of a holder of shares of Common Stock subject to an Award unless and until the Participant has been issued shares; and (b) no adjustments shall be made for any dividends (ordinary or extraordinary; whether in cash, shares, or other securities or property) or distributions of other rights for which the record date precedes the date shares are issued, except that the Board may specify in an Award Agreement that a Participant is entitled to dividend-equivalent rights.

17.6    Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).  By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Board or another third party selected by the Board.  The form of delivery of any Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

17.7    No Constraint on Corporate Action. Nothing in this Plan affects the Participating Company Group’s right to (a) adjust, reclassify, reorganize, or otherwise change its capital or business structure; (b) merge, consolidate, dissolve, liquidate, sell, or transfer any part of its business or assets; or (c) act as considered necessary or appropriate.

17.8    No Guarantee of Award or Continued Service. No person eligible to receive an Award under Section 5.1 is guaranteed to receive an Award, and no Participant who receives an Award is guaranteed to receive another. Neither the Plan nor any Award Agreement gives a Participant any right to continued Service with the Participating Company Group or prevents the Participating Company Group from terminating the Participant’s Service at any time, for any or no reason, with or without notice. The grant of an Award to an Employee of a Participating Company shall not be interpreted to mean that the Employee is employed by the Company.

17.9    Unfunded Plan. The Plan is unfunded. Neither the Participating Company Group, the Board, nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. Proceeds from the sale of shares of Common Stock pursuant to Awards, or upon exercise or settlement thereof, shall constitute general funds of the Company.

17.10    Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non- qualified) or welfare benefit plans, except to the extent such other plan expressly provides that such compensation shall be included in computing a Participant’s benefit.

17.11    Severability. To the extent any term of the Plan or any Award Agreement is held wholly or partially invalid, illegal, or unenforceable, that term shall be considered modified to the extent necessary to render the remaining portion of the term and any other term valid, legal, and enforceable.

17.12    Choice of Law. The Plan is governed by the laws of the State of California, without regard to its conflict-of-law rules, except to the extent U.S. federal law applies.

*      *      *

Appendix C

Cohu, Inc. 1997 Employee Stock Purchase Plan, as Amended and Restated

1.               Establishment and Purpose.

1.1     Establishment. The Cohu, Inc. 1997 Employee Stock Purchase Plan (the “Plan”) was originally established effective as of February 28, 1997 and is hereby most recently amended and restated, subject to stockholder approval, effective as of May 10, 2023.

1.2     Purpose. The purpose of the Plan is to provide Eligible Employees of the Participating Company Group with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Sections 421 and 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

2.               Definitions and Construction.

2.1    Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)    “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s). In addition, the Company’s Vice President of Human Resources, or any officer or officers of the Company, to the extent appointed by the Board or the Committee, shall have all of the powers of the Board granted herein, except the power to (i) amend Sections 4 (Shares Subject to Plan), 5 (Eligibility), and 9 (Purchase Price) or otherwise amend the Plan in a manner that requires stockholder approval under applicable law or the rules of any securities exchange or market system on which the Stock is then listed or quoted, (ii) terminate the Plan, or (iii) act beyond specific limits set by the Board or the Committee. Any officer appointed by the Board or the Committee to administer the Plan also is referred to herein as the “Board.”

(b)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c)    “Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(d)    “Company” means Cohu, Inc., a Delaware corporation, or any successor corporation

(e)    “Compensation” means, with respect to an Offering Period under the Plan, all amounts paid in cash in the form of base salary and base wages, paid during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code. Compensation shall not include cash or non-cash payments of any other amounts, whether consisting of overtime, bonuses, commissions, other incentive compensation, reimbursements of expenses, allowances, long-term disability, workers’ compensation or any amount deemed received or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan.

(f)    “Eligible Employee” means an Employee who meets the requirements set forth in

Section 5 for eligibility to participate in the Plan.

(g)    “Employee” means any person treated as an employee (including an officer or a director who is also treated as an employee) in the records of a Participating Company and for purposes of Section 423 of the Code; provided, however, that neither service as a director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)   “Fair Market Value” means, as of any date, if there is then a public market for the Stock, the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so reported instead) as reported on the National Association of Securities Dealers Automated Quotation Stock Market (“Nasdaq”) or such other national or regional securities exchange or market system constituting the primary market for the Stock. If the relevant date does not fall on a day on which the Stock is trading on Nasdaq or other national or regional securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion. If there is then no public market for the Stock, the Fair Market Value on any relevant date shall be as determined by the

Board without regard to any restriction other than a restriction which, by its terms, will never lapse.

(j)   “Offering” means an offering of Stock as provided in Section 6.

(k)   “Offering Date” means, for any Offering Period, the first day of such Offering Period.

(l)    “Offering Period” means a period determined in accordance with Section 6.1.

(m)  “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(n)   “Participant” means an Eligible Employee participating in the Plan.

(o)   “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation which the Board determines should be included in the Plan. The Board shall have the sole and absolute discretion to determine from time-to-time what Parent Corporations or Subsidiary Corporations shall be Participating Companies.

(p)   “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(q)   “Purchase Date” means, for any Offering Period, the last day of such Offering Period.

(r)    “Purchase Price” means the price at which a share of Stock may be purchased pursuant to the Plan, as determined in accordance with Section 9.

(s)    “Purchase Right” means an option pursuant to the Plan to purchase such shares of Stock as provided in Section 8 which may or may not be exercised at the end of an Offering Period. Such option arises from the right of a Participant to withdraw such Participant’s accumulated payroll deductions (if any) and terminate participation in the Plan or any Offering therein at any time during an Offering Period.

(t)    “Stock” means the common stock, $1.00 par value, of the Company, as adjusted from time to time in accordance with Section 4.2.

(u)   “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2   Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, and use of the term “or” shall include the conjunctive as well as the disjunctive.

3.             Administration. The Plan shall be administered by the Board, including any duly appointed Committee of the Board or officer or officers of the Company. In administering the Plan, the Board may prescribe, amend, and rescind procedural rules and adopt subplans (for some or all Participating Companies, for non-U.S. jurisdictions, and whether or not intended to be an “employee stock purchase plan” under Section 423 of the Code). All questions of interpretation of the Plan or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or such Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4.               Shares Subject to Plan.

4.1     Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 3,750,000 and shall consist of authorized but unissued or reacquired shares of the Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

4.2     Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made to the number and class of shares subject to the Plan, to the Per Offering Share Limit set forth in Section 8.1 and to each Purchase Right and to the Purchase Price.

5.            Eligibility.

5.1     Employees Eligible to Participate. Any Employee of a Participating Company is eligible to participate in the Plan except the following:

(a)      Employees who are customarily employed by the Participating Company Group for twenty (20) hours or less per week;

(b)      Employees who are customarily employed by the Participating Company Group for not more than five (5) months in any calendar year; and

(c)      Employees who own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation within the meaning of Section 423(b)(3) of the Code.

5.2      Leased Employees Excluded. Notwithstanding anything herein to the contrary, any individual performing services for a Participating Company solely through a leasing agency or employment agency shall not be deemed an “Employee” of such Participating Company.

6.           Offerings.

6.1    Offering Periods. Except as otherwise set forth below, the Plan shall be implemented by sequential Offerings of six (6) months’ duration (an “Offering Period”). Offerings shall commence on the first days of November and May of each year and end on the last days of the first April and October, respectively, occurring thereafter. Notwithstanding the foregoing, the Board may establish a different term for one or more Offerings or different commencing or ending dates for such Offerings; provided, however, that no Offering may exceed a term of twenty-seven (27) months. An Employee who becomes an Eligible Employee after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering provided such Employee is still an Eligible Employee as of the commencement of any such subsequent Offering. In the event the first or last day of an Offering Period is not a business day, the Company shall specify the business day that will be deemed the first or last day, as the case may be, of the Offering Period.

6.2    Governmental Approval; Stockholder Approval. Notwithstanding any other provision of the Plan to the contrary, any Purchase Right granted pursuant to the Plan shall be subject to (a) obtaining all necessary governmental approvals or qualifications of the sale or issuance of the Purchase Rights or the shares of Stock and (b) obtaining stockholder approval of the Plan.

7.           Participation in the Plan.

7.1    Initial Participation. An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements of Section 5 and delivering to the Company’s payroll office or other office designated by the Company not later than the close of business for such office on the last business day before such Offering Date (the “Subscription Date”) a subscription agreement indicating the Employee’s election to participate in the Plan and authorizing payroll deductions. An Eligible Employee who does not deliver a subscription agreement to the Company’s payroll or other designated office on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the Subscription Date for such subsequent Offering Period. The Company may, from time to time, change the Subscription Date as deemed advisable by the Company in its sole discretion for proper administration of the Plan.

7.2    Continued Participation. A Participant shall automatically participate in each subsequent Offering Period until such time as such Participant (a) ceases to be an Eligible Employee, (b) withdraws from the Plan pursuant to Section 13.2 or (c) terminates employment as provided in Section 14. If a Participant automatically may participate in a subsequent Offering Period pursuant to this Section 7.2, then the Participant is not required to file any additional subscription agreement for such subsequent Offering Period in order to continue participation in the Plan. However, a Participant may file a subscription agreement with respect to a subsequent Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective subscription agreement.

8.           Right to Purchase Shares. Except as set forth below, during an Offering Period each Participant shall have a Purchase Right consisting of the right to purchase up to 3,000 shares (the “Per Offering Share Limit”). Shares of Stock may only be purchased through a Participant’s payroll deductions pursuant to Section 10.

9.           Purchase Price. The Purchase Price at which each share of Stock may be acquired in a given Offering Period pursuant to the exercise of all or any portion of a Purchase Right granted under the Plan shall be set by the Board; provided, however, that the Purchase Price shall not be less than eighty five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date of the Offering Period. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price for that Offering Period shall be eighty five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date of the Offering Period. Notwithstanding anything in the Plan to the contrary, the Purchase Price per share of Stock shall in no event be less than par value.

10.          Accumulation of Purchase Price through Payroll Deduction. Shares of Stock which are acquired pursuant to the exercise of all or any portion of a Purchase Right for an Offering Period may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period. Except as set forth below, the amount of Compensation to be deducted from a Participant’s Compensation during each pay period shall be determined by the Participant’s subscription agreement.

10.1   Commencement of Payroll Deductions. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

10.2   Limitations on Payroll Deductions. The amount of payroll deductions with respect to the Plan for any Participant during any pay period shall be in one percent (1%) increments not to exceed ten percent (10%) of the Participant’s Compensation for such pay period. Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of a future Offering Date, as determined by the Board. Amounts deducted from Compensation shall be reduced by any amounts contributed by the Participant and applied to the purchase of Company stock pursuant to any other employee stock purchase plan qualifying under Section 423 of the Code.

10.3   Election to Increase, Decrease or Stop Payroll Deductions. During an Offering Period, a Participant may elect to increase or decrease the amount deducted or stop deductions from his or her Compensation by filing an amended subscription agreement with the Company on or before the “Change Notice Date.” The “Change Notice Date” shall initially be the seventh (7th) day prior to the end of the first pay period for which such election is to be effective; however, the Company may change such Change Notice Date from time to time.

10.4   Participant Accounts. Individual Plan accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

10.5   No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan.

10.6   Company Established Procedures. The Company may, from time to time, establish or change (a) a minimum required payroll deduction amount for participation in an Offering, (b) limitations on the frequency or number of changes in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (d) payroll deduction in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of subscription agreements, (e) the date(s) and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan, or (f) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and in accordance with the requirements of Section 423 of the Code.

11.         Purchase of Shares.

11.1   Exercise of Purchase Right. On each Purchase Date, each Participant who has not withdrawn from the Offering or whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right or the pro rata allocation under Section 12.2. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

11.2   Return of Cash Balance. Any cash balance remaining in the Participant’s Plan account shall be refunded to the Participant as soon as practicable after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount necessary to purchase a whole share of Stock, the Company may establish procedures whereby such cash is maintained in the Participant’s Plan account and applied toward the purchase of shares of Stock in the subsequent Offering Period.

11.3  Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the foreign, federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.4   Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which such Purchase Right relates shall expire immediately upon the end of such Offering Period.

12.         Limitations  on Purchase of Shares; Rights as a Stockholder.

12.1  Fair Market Value Limitation. Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase shares of Stock under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of Section 423 of the Code sponsored by the Company or a Parent Corporation or Subsidiary Corporation at a rate which exceeds $25,000 in Fair Market Value, which Fair Market Value is determined for shares purchased during a given Offering Period as of the Offering Date (or such other limit as may be imposed by the Code), for each calendar year in which the Participant participates in the Plan (or any other employee stock purchase plan described in this sentence).

12.2   Pro Rata Allocation. In the event the number of shares of Stock which might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any fractional share of Stock remaining from a pro rata allocation under this Section shall be disregarded.

12.3   Rights as a Stockholder and Employee. A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a stock certificate for the shares of Stock being purchased pursuant to the exercise of the Participant’s Purchase Right. No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time. Nothing in this Plan affects the Participating Company Group’s right to (a) adjust, reclassify, reorganize, or otherwise change its capital or business structure; (b) merge, consolidate, dissolve, liquidate, sell, or transfer any part of its business or assets; or (c) act as considered necessary or appropriate.

13.         Withdrawal.

13.1     Withdrawal From an Offering. A Participant may withdraw from an Offering by signing and delivering to the Company’s payroll or other designated office a written notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period. Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein. A Participant is prohibited from again participating in an Offering at any time following withdrawal from such Offering. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company’s payroll office or other designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal from an Offering.

13.2     Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company’s payroll office or other designated office a written notice of withdrawal on a form provided by the Company for such purpose. Withdrawals made after a Purchase Date shall not affect shares of Stock acquired by the Participant on such Purchase Date. In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company’s payroll office or other designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal from the Plan.

13.3     Return of Payroll Deductions. Upon a Participant’s withdrawal from an Offering or the Plan pursuant to Sections 13.1 or 13.2, respectively, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares of Stock shall be returned as soon as practicable after the withdrawal, without the payment of any interest, to the Participant, and the Participant’s interest in the Offering or the Plan, as applicable, shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

14.         Termination of Employment or Eligibility. Termination of a Participant’s employment with a Participating Company for any reason, including retirement, disability or death or the failure of a Participant to remain an Eligible Employee, shall terminate the Participant’s participation in the Plan immediately. In such event, the payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 14. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 5 and 7.1.

15.         Transfer of Control.

15.1        Definitions.

(a)         An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b)         A “Transfer of Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

15.2       Effect of Transfer of Control on Purchase Rights. In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan or substitute substantially equivalent Purchase Rights for stock of the Acquiring Corporation. If the Acquiring Corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board shall, notwithstanding any other provision herein to the contrary, adjust the Purchase Date of the then current Offering Period to a date immediately before the date of the Transfer of Control, but shall not adjust the number of shares of Stock subject to any Purchase Right. All Purchase Rights which are neither assumed or substituted for by the Acquiring Corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control shall terminate and cease to be outstanding effective as of the date of the Transfer of Control. Notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Purchase Rights immediately prior to an Ownership Change Event described in Section 15.1(a)(i) constituting a Transfer of Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Purchase Rights shall not terminate unless the Board otherwise provides in its sole discretion.

16.          Nontransferability of Purchase Rights. A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Any attempt to pledge, assign or transfer such Purchase Rights or accumulated payroll deductions shall be treated as an election to withdraw from the Plan. The Company, in its absolute discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of a Purchase Right as it deems appropriate and any such restriction shall be set forth in the respective subscription agreement and may be referred to on the certificates evidencing such shares.

17.          Reports. Each Participant who exercised all or part of his or her Purchase Right for an Offering Period shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the remaining cash balance to be refunded or retained in the Participant’s Plan account pursuant to Section 11.2, if any. Each Participant shall be provided information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.          Restriction on Issuance of Shares. The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of foreign, federal or state law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable foreign, federal or state securities laws or other law or regulations. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the

Company.

19.         Legends. The Company may at any time place legends or other identifying symbols referencing any applicable foreign, federal or state securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

 “THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

20.      Notification of Sale of Shares. The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right. The Company may require that until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name (and not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Right referred to in the preceding sentence. The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

21.      Amendment or Termination of the Plan. The Plan shall terminate on the earliest to occur of (i) the date on which all available shares are issued; or (ii) the date on which the outstanding Purchase Rights are exercised in connection with a Transfer of Control. The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of Stock under applicable foreign, federal or state securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would (a) authorize the sale of more shares than are authorized for issuance under the Plan; or (b) change the definition of the corporations that may be designated by the Board as Participating Companies; or (c) materially modify the eligibility requirements of the Plan except as required by changes in the Code; or (d) permit payroll deductions with respect to the Plan in excess of 10% of the Participant’s compensation; or (e) materially increase the benefits which may accrue under the Plan.

22.       Miscellaneous.

22.1   Beneficiary Designation. A Participant may designate one or more beneficiaries who may exercise the Participant’s rights under the Plan upon the Participant’s death. Any beneficiary designation shall be in the written form the Company requires, revoke all prior designations by the same Participant, and be effective when filed with the Company during the Participant’s lifetime. A married Participant who designates a beneficiary other than a spouse may be required by applicable laws to provide the spouse’s consent. If a Participant dies without a properly designated living beneficiary, the Company shall pay any remaining unpaid benefits under the Plan in accordance with the applicable laws of descent and distribution.

22.2   Severability. To the extent any term of the Plan is held wholly or partially invalid, illegal, or unenforceable, that term shall be considered modified to the extent necessary to render the remaining portion of the term and any other term valid, legal, and enforceable.

22.3   Choice of Law. The Plan is governed by the laws of the State of California, without regard to its conflict-of-law rules, except to the extent U.S. federal law applies.

* * *

COHU, INC.
ATTN: VICKIE SERVIS
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064

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V05074-P88061 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COHU, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Against**	**Abstain**
1a. William E. Bendush	☐	☐	☐
1b. Nina L. Richardson	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

	For	**Against**	**Abstain**
2. Advisory vote to approve Named Executive Officer compensation, or "Say-on-Pay."	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.

	1 Year	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on the frequency of holding an advisory vote on Named Executive Officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4, 5 and 6.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V05075-P88061

COHU, INC.
Annual Meeting of Stockholders
May 10, 2023 1:00 PM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Luis Müller and Jeffrey Jones, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COHU, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PT on May 10, 2023, virtually at www.virtualshareholdermeeting.com/COHU2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Your **Vote** Counts!

COHU, INC.

2023 Annual Meeting
Vote by May 9, 2023
11:59 PM ET

COHU, INC.
ATTN: VICKIE SERVIS
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064

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You invested in COHU, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on May 10, 2023.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 26, 2023. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 10, 2023
1:00 PM PT

Virtually at:
www.virtualshareholdermeeting.com/COHU2023

*Please check the meeting materials for any special requirements for meeting attendance.

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Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of two (2) Class 1 directors, for a term of three years each. **Nominees:**	
1a. William E. Bendush	For
1b. Nina L. Richardson	For
2. Advisory vote to approve Named Executive Officer compensation, or "Say-on-Pay."	For
3. Advisory vote on the frequency of holding an advisory vote on Named Executive Officer compensation.	1 Year
4. To approve amendments to the Cohu, Inc. 2005 Equity Incentive Plan.	For
5. To approve amendments to the Cohu, Inc. 1997 Employee Stock Purchase Plan.	For
6. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023.	For

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V05078-P88061